EXHIBIT 10.3

EXECUTION VERSION

CERTAIN PORTIONS OF THIS DOCUMENT INDICATED BY [*****] HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED NON-PUBLIC PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EQUITY INTEREST PURCHASE AGREEMENT

By and Between

GLOBAL TOWER, LLC

and

AMERICAN CELLULAR CORPORATION

March 14, 2005

TABLE OF CONTENTS

ARTICLE 1	DEFINED TERMS	1
ARTICLE 2	CONTRIBUTION OF ASSETS; ASSUMPTION OF LIABILITIES; PURCHASE AND SALE OF MEMBERSHIP INTERESTS	2
2.1	Assets	2
2.2	Excluded Assets	2
2.3	Assumption of Assumed Liabilities; Retained Liabilities	3
2.4	Purchase and Sale of Membership Interests	4
ARTICLE 3	PURCHASE PRICE; ADJUSTMENT; CLOSING	4
3.1	Purchase Price	4
3.2	Deposit	4
3.3	Certain Apportionments; Remedial Site Escrow	5
3.4	Purchase Price Allocation	8
3.5	Closing	8
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF SELLER	8
4.1	Organization and Business; Power and Authority; Effect of Transaction	9
4.2	Financial Information; Ordinary Course of Business; Absence of Events	10
4.3	Title to Properties; Real Property Leases	10
4.4	Compliance with Governmental Authorizations and Applicable Law; Legal Actions	11
4.5	Related Transactions	12
4.6	Utilities and Access	12
4.7	Tax Matters	12
4.8	Broker or Finder	13
4.9	Environmental Matters	13
4.10	Disclosure Schedule	14
4.11	No Insolvency	14
4.12	Valid Transaction	15
4.13	Insurance	15
4.14	Seller Sub	15
4.15	Accounts Receivable Aging	16
ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF BUYER	16
5.1	Organization and Business; Power and Authority; Effect of Transaction	16

5.2	Financing	17
5.3	Broker or Finder	17
5.4	Legal Actions	17
ARTICLE 6	COVENANTS	17
6.1	Access to Information	17
6.2	Agreement to Cooperate; Certain Other Covenants	18
6.3	Public Announcements	19
6.4	Notification of Certain Matters	19
6.5	Conduct of Business by Seller Pending the Closing	19
6.6	Environmental Site Assessments; Title Commitments and Surveys	21
6.7	Defective Sites	22
6.8	Accepted Sites; Rejected Sites; Remedial Sites	22
6.9	Cure Period	24
6.10	Relocation of Tower Light Controllers	25
6.11	Supplemental Disclosure	25
6.12	Contribution to Seller Sub	25
6.13	No Shop	26
6.14	Casualty Losses Relating to the Assets	26
6.15	Limited Right of First Refusal	26
6.16	Transition Services	26
6.17	Cash Flow Reports	27
6.18	Form of Tenant Lease	27
6.19	Pre-Closing Inspection	27
ARTICLE 7	CLOSING CONDITIONS	27
7.1	Conditions to Obligations of Each Party	27
7.2	Conditions to Obligations of Buyer	28
7.3	Conditions to Obligations of Seller	29
ARTICLE 8	TERMINATION	30
8.1	Termination	30
8.2	Effect of Termination	31
ARTICLE 9	INDEMNIFICATION	31
9.1	Survival	31
9.2	Indemnification	32
9.3	Limitation of Liability	32
9.4	Notice of Claims	33
9.5	Defense of Third Party Claims	33
9.6	Adjustment to Purchase Price	34
ARTICLE 10	GENERAL PROVISIONS	34

10.1	Bulk Transfer Laws	34
10.2	Specific Performance; Other Rights and Remedies	34
10.3	Waivers; Amendments	35
10.4	Fees, Expenses and Other Payments	35
10.5	Notices	35
10.6	Severability	36
10.7	Counterparts	36
10.8	Section Headings	37
10.9	Governing Law	37
10.10	Further Acts	37
10.11	Entire Agreement; Construction; No Implied Warranties	37
10.12	Assignment	38
10.13	Parties in Interest	38
10.14	Non-Recourse to Seller's Affiliates	38
10.15	Necessary Approvals, Consents and Waivers	38
10.16	Dispute Resolution	39

ATTACHMENTS:

APPENDIX A:	Definitions

EXHIBITS:

EXHIBIT A:	Form of Deposit Escrow Agreement (Section 3.2)
EXHIBIT B:	Form of Remedial Site Escrow Agreement (Section 3.3(d))
EXHIBIT C:	Form of Master Tower Lease from Buyer to Seller (Section 7.2(c))
EXHIBIT D:	Form of Tenant Lease Agreement (Section 6.18)
EXHIBIT E:	Seller Sub Certificate of Formation
EXHIBIT F:	Seller Sub Operating Agreement

DISCLOSURE SCHEDULE:

Section		Subject
4.1	(c)	Required Consents
4.2	(a)	Cash Flow Reports
4.2	(b)	Deviations from Ordinary Course
4.3	(a)	Owned Sites; Title Issues; Liens
4.3	(b)	Site Leases and Tower Leases; Leasehold Issues; Oral Leases; Lease Breaches; Notices of Termination or Expiration
4.4	(a)	Governmental Authorizations
4.4	(b)	Violations of Laws
4.4	(c)	Legal Actions
4.5		Related Transactions
4.6		Utility and Access Issues
4.9		Environmental Matters

Section		Subject
4.15		Receivables Aging
6.5		Conduct of Business
6.8	(b)	Remedial Sites; Rejected Sites

EQUITY INTEREST PURCHASE AGREEMENT

     Equity Interest Purchase Agreement, dated as of March 14, 2005, by and between Global Tower, LLC, a Delaware limited liability company (“Buyer”), and American Cellular Corporation, a Delaware corporation (“Seller”).

WITNESSETH:

     WHEREAS, Seller owns, maintains and leases to others space on certain Tower Structures as part of Seller’s and its Affiliates’ business of owning and operating wireless communications systems; and

     WHEREAS, immediately prior to Closing, Seller will contribute to a newly formed Delaware limited liability company, that is wholly-owned by Seller (“Seller Sub”), the Assets and Seller Sub will assume from Seller the Assumed Liabilities; and

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the member interests in Seller Sub (the “Membership Interests”), all subject to the terms and conditions set forth herein; and

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto hereby, intending to be legally bound, represent, warrant, covenant and agree as follows:

ARTICLE 1
DEFINED TERMS

     As used herein, unless the context otherwise requires, the terms defined in Appendix A shall have the respective meanings set forth therein. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and each Collateral Document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. References to “hereof,” “herein” or similar terms are intended to refer to the Agreement as a whole and not a particular section, and references to “this Section” or “this Article” are intended to refer to the entire section or article and not a particular subsection thereof. The term “either party” shall, unless the context otherwise requires, refer to Buyer, on the one hand, and Seller, on the other hand.

ARTICLE 2
CONTRIBUTION OF ASSETS; ASSUMPTION OF LIABILITIES; PURCHASE AND SALE OF MEMBERSHIP INTERESTS

     2.1 Assets. On the terms and subject to the conditions set forth in this Agreement, Seller shall contribute to Seller Sub on or before the Closing Date, all right, title and interest of Seller in and to all of the Assets, free and clear of any Liens, except for Permitted Liens. “Assets” shall mean all of the following assets (provided, that Assets designated as either Rejected Sites or Remedial Sites shall not be contributed to Seller Sub and shall be retained by Seller at Closing in accordance with Section 6.8, and the term “Assets”, when used to refer to those assets being contributed by Seller to Seller Sub at Closing, shall be deemed to exclude any Rejected Sites and Remedial Sites):

     (a) all Tower Structures;

     (b) all Tower Sites;

     (c) all Tower Related Assets; and

     (d) all of Seller’s rights under any Governmental Authorizations (excluding FCC licenses or authorizations) held with respect to Seller’s ownership and use of the Tower Structures and Tower Sites, except for the Excluded Governmental Authorizations.

     For the purpose of clarity, unless specifically included as an Asset, it is the intention of the parties hereto that the Assets shall not include any assets located at a Tower Site used by Seller in the operation of its wireless services business and are of a type which would typically be supplied by a co-locating lessee on a Tower Site or assets which are the property of another co-locating lessee on such Tower Site.

     2.2 Excluded Assets. Nothing in this Agreement shall be deemed to transfer the Excluded Assets to Seller Sub, and all assets of Seller and its Affiliates not set forth in Section 2.1 above shall be excluded from the Assets and all right, title and interest therein shall be retained by Seller and its Affiliates (other than Seller Sub), including, without limitation, the following assets (collectively, “Excluded Assets”):

     (a) all equipment cabinets and shelters (other than equipment shelters included in the Tower Structures) used or occupied exclusively by Seller or any of its Affiliates; mounting platforms used or occupied by Seller or any of its Affiliates; above-ground fuel tanks; electrical panels; the utility service lines connecting the power pole to any of Seller’s or its Affiliates’ equipment power protection and connection boxes; microwave dishes; antennas and antenna connection boxes;

     (b) all wiring; coaxial cabling; conduits used to protect coaxial cables that are needed to power, monitor and operate Seller’s network equipment; microwave antennas and other transport related equipment and housings; cable; equipment generators, communications and other radio equipment and amplifiers; waveguides and ice bridges; combination locks and padlocks for fence gates; cell-sites-on-wheels, cell-sites-on-light-trucks and any other temporary transmitting equipment; all of the foregoing to the extent used by Seller or its Affiliates exclusively for its telecommunications operations at a Tower Site;

     (c) the rights that accrue or will accrue to Seller under this Agreement or any of the other Collateral Documents, including the consideration paid or to be paid to Seller hereunder and all accounts receivable, including rents and other amounts under the Tower Leases, in each case which accrue or are prorated prior to the Closing Date;

     (d) all books and records of Seller which do not specifically relate to the Assets (provided that Seller shall have the right to retain one set of copies of all books and records of Seller which do specifically relate to the Assets);

     (e) the rights to any of Seller’s claims for any Tax refunds, except to the extent that such claims relate to the operation of the Assets following the Closing;

     (f) any claims or rights against third parties arising or relating to periods prior to the Closing Date except to the extent that such claims or rights are included in the Assumed Liabilities;

     (g) all assets, properties and rights related to Rejected Sites and, pending cure of the pertinent Defect(s) in accordance with Section 6.9, Remedial Sites;

     (h) all cash on hand and in financial institutions, cash equivalents, marketable securities, bonds and bank accounts (excluding any security deposits held on behalf of tenants, subtenants or licensees);

     (i) all insurance policies and, except as otherwise provided in clause (iii) of the definition of “Tower Related Assets”, all claims arising thereunder; and

     (j) the Excluded Governmental Authorizations.

     For the purpose of clarity, unless specifically included as an Asset, it is the intention of the parties hereto that the Excluded Assets shall include all assets located at a Tower Site which are used exclusively by Seller in the operation of its wireless services business and are of the type which would typically be supplied by a co-locating lessee on such Tower Site.

     2.3 Assumption of Assumed Liabilities; Retained Liabilities.

     (a) Assumption of Assumed Liabilities. Subject to Section 2.3(b) below, on the terms and subject to the conditions set forth in this Agreement, at the Closing and at the same time as the contribution described in Section 2.1 above, Seller Sub shall, effective as of the Closing, assume and undertake to perform and otherwise pay, satisfy and discharge only the following liabilities (collectively, the “Assumed Liabilities”):

          (i) all liabilities of Seller and its Affiliates under all Contracts included in the Assets (including, without limitation, the Site Leases and Tower Leases), but only to the extent such liabilities accrue or relate to the period from and after the Closing Date;

          (ii) the rents, Pro Ratable Taxes, charges and payments that are apportioned for the account of Seller Sub pursuant to Section 3.3(a) hereof;

          (iii) all liabilities which arise in connection with or relate to the ownership, lease, use or occupancy of or under the Assets from and after the Closing other than (A) Liens that are not Permitted Liens or (B) Retained Liabilities; and

          (iv) all liabilities arising out of the granting of the use or enjoyment of the benefits by Seller Sub under any Excluded Governmental Authorization pursuant to Section 6.2(e).

     (b) Retained Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Seller Sub is not assuming under this Agreement or any Collateral Document, and Seller Sub shall not be liable for, Retained Liabilities. “Retained Liabilities” shall mean any debt, claim, obligation or other liability, including any Lien that is not a Permitted Lien, of Seller or any of its Affiliates other than the Assumed Liabilities.

     2.4 Purchase and Sale of Membership Interests. Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Membership Interests, free and clear of all Liens other than Permitted Liens.

ARTICLE 3
PURCHASE PRICE; ADJUSTMENT; CLOSING

     3.1 Purchase Price. The purchase price for all of the Membership Interests (the “Purchase Price”) shall be an amount equal to (subject to adjustment pursuant to Sections 3.2 and 3.3) thirty-five million, one hundred thirty-eight thousand, five hundred thirty-six dollars ($35,138,536), minus an amount for each Rejected Site equal to the product of (x) the Purchase Price Cash Flow Multiple and (y) the amount set forth in Section 4.2(a) of the Disclosure Schedule in the column titled “Tower Cash Flow” for the applicable Rejected Site. At Closing, Buyer will pay to Seller the Purchase Price minus an amount for each Remedial site and each Rejected Site equal to the product of (x) the Purchase Price Cash Flow Multiple and (y) the amount set forth in Section 4.2(a) of the Disclosure Schedule in the column titled “Tower Cash Flow” for the applicable Remedial Site or Rejected Site (as adjusted, the “Initial Purchase Price”).

     3.2 Deposit.

     (a) Simultaneously with the execution of this Agreement, Buyer is depositing as a good faith deposit seven hundred two thousand, seven hundred seventy-one dollars ($702,771) (the “Deposit”) with Sun Trust Bank (the “Deposit Escrow Agent”), to be held, invested and disbursed pursuant to the terms of a Deposit Escrow Agreement in the form of Exhibit A attached hereto (the “Deposit Escrow Agreement”).

     (b) If the Closing occurs, then the Deposit and all earnings on the Deposit (collectively, the “Escrowed Funds”) shall be retained by the Deposit Escrow Agent in its capacity as the escrow agent under the Remedial Site Escrow Agreement (the “Remedial Site Escrow Agent”), the Deposit Escrow Agreement shall automatically terminate and the Escrowed Funds (or, if applicable, a lesser amount as provided for in Section 3.3(d)), shall become the Remedial Site Escrow Amount, and the full amount of the Escrowed Funds as of the Closing Date shall be credited against and deducted from the Initial Purchase Price to be paid at Closing by Buyer for the Membership Interests.

     (c) If Seller terminates this Agreement in accordance with the provisions of either (i) Section 8.1(c)(ii)(A) resulting from a failure by Buyer to satisfy the requirements of Section 7.3(a), (c), (d), (e) or (f) or (ii) Section 8.1(c)(ii)(B), then Seller shall be entitled to liquidated damages in an amount equal to the Liquidated Damages Amount, and pursuant to the Deposit Escrow Agreement but subject to Section 8.2(b), the Escrowed Funds shall be released to Seller in partial satisfaction of the Liquidated Damages Amount payable to Seller.

     (d) In any other case if the Closing does not occur prior to the Termination Date, but subject to Section 8.2(b), then, pursuant to the Deposit Escrow Agreement, the Escrowed Funds shall be released to Buyer. For the avoidance of doubt, if Buyer terminates this Agreement pursuant to Section 8.1(d)(ii)(B), the Escrowed Funds shall be released to Buyer as soon as practicable in accordance with the terms of the Deposit Escrow Agreement.

     (e) All payments by the Deposit Escrow Agent shall be made in accordance with the procedures and other provisions set forth in the Deposit Escrow Agreement.

     3.3 Certain Apportionments; Remedial Site Escrow.

     (a) Notwithstanding any provision to the contrary in this Section 3.3(a) or elsewhere in this Agreement, at the Closing (or on any subsequent Conveyance Date with respect to the Cured Sites then being conveyed) the following items, to the extent they are related to the Assets (including any Accepted Sites but excluding any Rejected Sites and any Remedial Sites), shall be apportioned between Seller, on the one hand, and Seller Sub, on the other hand (the “Apportionments”): (i) rents and revenues under all Contracts included in the Assets; (ii) prepaid expenses relating to the Assets; (iii) Pro Ratable Taxes paid or payable with respect to the Assets; (iv) charges and payments under all Contracts included in the Assets; (v) charges and payments for tower light monitoring; (vi) charges for utilities (including, without limitation, telephone communications services); and (vii) all other items of income and expense with respect to the Tower Sites that are ordinarily prorated as of Closing in real estate transactions. Such Apportionments shall be made pro rata on a per diem basis as of the Closing Date so that all such rents, revenues, Pro Ratable Taxes, charges and payments attributable to the period prior to and including the Closing Date are for the account of Seller (such expenses being included in Retained Liabilities); and all such rents, revenues, Pro Ratable Taxes, charges and payments attributable to the period after the Closing Date (or the Subsequent Conveyance Date of any Cured Site) are for the account of Seller Sub (such expenses being included in Assumed Liabilities). In no event shall the Apportionments take into account any Excluded Asset or Retained Liability.

     (b) Seller shall prepare and submit to Buyer, not later than seven (7) Business Days prior to the Closing Date, a written good faith estimate of the amount of the Apportionments (“Seller’s Estimate”). Seller’s Estimate shall be accompanied by detailed supporting documents, work papers, subscriber records and other data (“Support Documents”) supporting each Apportionment. Seller’s Estimate shall be accompanied by a certificate signed by an officer of Seller certifying that Seller’s Estimate was calculated in good faith and in accordance with the provisions of this Section 3.3. If Buyer disputes any portion of Seller’s Estimate, Buyer and Seller shall use their respective commercially reasonable efforts to attempt in good faith to resolve such dispute prior to the Closing. If the dispute regarding the Seller’s Estimate relates to an amount that is less than or equal to forty thousand, one hundred fifty dollars ($40,150), the Closing shall proceed with the Apportionments based upon Seller’s Estimate. If the dispute regarding the Seller’s Estimate relates to an amount that is greater than forty thousand, one hundred fifty dollars ($40,150), then the arithmetic average of the Seller’s Estimate and the Buyer’s estimate of such Apportionment shall be used for purposes of Closing.

     (c) Within sixty (60) days after the Closing Date, Buyer shall deliver to Seller a certificate (the “Closing Certificate”) signed by an officer of Buyer providing a compilation of the Apportionments to be made pursuant to Section 3.3(a) as of the Closing Date including any changes in the Apportionments used at Closing, together with a copy of any Support Documents relating to such Closing Certificate and such other supporting evidence as Seller may reasonably request either prior to or after delivery thereof. If Seller shall conclude that the Closing Certificate does not accurately reflect the Apportionments to be made in accordance with this Section 3.3, Seller shall, within thirty (30) days after its receipt of the Closing Certificate (such 30 day period being referred to as the “Response Period”), deliver to Buyer a written statement of any discrepancies believed to exist. If Seller fails to so notify Buyer of any discrepancies, then the calculation of the Apportionments set forth in the Buyer’s Closing Certificate shall be controlling for all purposes hereof and Buyer or Seller, as the case may be, shall, on or before the fifth (5th) Business Day following the expiration of the Response Period, pay to the other the amount which it is obligated to pay in accordance with the Closing Certificate. On or before the fifth (5th) Business Day following the earlier to occur of the expiration of the Response Period and the date Buyer receives Seller’s statement of discrepancies, Buyer or Seller, as the case may be, shall pay the other the amount, if any, as to which there is no discrepancy. Buyer and Seller shall use good faith efforts to jointly resolve their discrepancies within twenty (20) days of Buyer’s receipt of Seller’s written statement of discrepancies, which resolution, if achieved, shall be binding upon the parties and not subject to further dispute or review. In the event Buyer and Seller are unable to resolve their differences within such twenty (20) day period, then either party may request that the matter be resolved by PricewaterhouseCoopers (the “Independent Accountants”). In submitting a dispute to the Independent Accountants, each of the parties shall furnish, at its own expense, the Independent Accountants and the other party with such Support

Documents and information as the Independent Accountants may reasonably request. Each party may also furnish to the Independent Accounts such other information and documents as it deems relevant with the appropriate copies and notification being given to the other party. The Independent Accountants may conduct a conference concerning the disagreements between Seller and Buyer at which conference each party shall have the right to present additional documents, material and other evidence and to have present its advisors, accountants and counsel. The Independent Accountants shall promptly render a decision on the issues presented only, and such decision shall be final and binding on the parties. The fees and expenses of the Independent Accountants shall be divided equally between Buyer and Seller. Within five (5) days of receipt of the Independent Accountants’ decision with respect to such dispute, if Buyer is determined to owe an amount to Seller, Buyer shall pay such amount thereof to Seller, and if Seller is determined to owe an amount to Buyer, Seller shall pay such amount to Buyer. All amounts owed by Buyer or Seller to the other in accordance with this Section 3.3(c) shall be paid by wire transfer of immediately available funds and shall not bear any interest. All past due real estate and personal property taxes, if any, shall be paid by Seller at or before the applicable Closing. Seller expressly agrees that if it receives any rents, revenues or other payments under the Site Leases and Tower Leases after the applicable Closing Date, it shall promptly apportion such amounts in accordance with the terms of this Section 3.3 and deliver to Buyer the amount, if any, to which Buyer is entitled pursuant to the terms hereof.

     (d) At the Closing, with respect to those Assets which are classified as Remedial Sites and pursuant to Section 3.2, Buyer shall be deemed to have deposited with the Remedial Site Escrow Agent an amount equal to the lesser of (x) the Escrowed Funds and (y) two percent (2%) of the portion of the Purchase Price attributable to the Remedial Sites. Such amount shall be held, invested and disbursed pursuant to the terms of a Remedial Site Escrow Agreement in the form of Exhibit B attached hereto (the “Remedial Site Escrow Agreement”). On the first Business Day of the fourth (4th), seventh (7th), tenth (10th) and thirteenth (13th) month following the month in which the Closing occurs or on any other date or dates mutually agreed to by Buyer and Seller, with respect to all Remedial Sites, if any, which have become a Cured Site in accordance with Section 6.9 (a “Subsequent Conveyance Date”) and which have not yet been conveyed to Buyer, Buyer shall (i) cause Seller Sub to pay to Seller, by wire transfer of immediately available funds an amount equal to the sum of (a) 98% of the aggregate Remedial Site Amounts for all such Remedial Sites which became Cured Sites since the Closing Date or the preceding Subsequent Conveyance Date and (b) an amount equal to the applicable Remedial Site Apportionments Estimates relating to such Cured Sites (provided, that the terms and conditions of Section 3.3(c) shall apply, mutatis mutandis, to any dispute or true-up of the Remedial Site Apportionments), and (ii) instruct the Remedial Site Escrow Agent to release to Seller that portion of the Escrowed Funds that is equal to 2% of the aggregate Remedial Site Amounts of all such Remedial Sites which became Cured Sites since the Closing Date or the preceding Subsequent Conveyance Date. On such Subsequent Conveyance Date all such Cured Sites shall be transferred and conveyed to Seller Sub (or to another Person designated in writing by Buyer) pursuant to a bill of sale, Special Warranty Deed or assignment and assumption agreement, as appropriate, and, in any case, a “bring-down” certificate with respect to the Cured Sites being conveyed, in each case identical in all material respects, mutatis mutandis, to those delivered at Closing, and Buyer and Seller shall cause the Master Lease to be amended to include such Cured Sites as assets leased thereunder. If Seller Sub fails to pay such amount or direct the Remedial Site Escrow Agent to release such amount from the Escrowed Funds on the applicable

Subsequent Conveyance Date, Seller shall at its option then be entitled to withdraw such amount pursuant to the Remedial Site Escrow Agreement. Any amount left on deposit with the Remedial Site Escrow Agent under the Remedial Site Escrow Agreement after the twelve month anniversary of the Closing Date, less any outstanding, unpaid portion of the Purchase Price attributable to Remedial Sites that have become Cured Sites, shall thereafter be returned to Buyer together with all earnings thereon, and the Purchase Price shall be correspondingly reduced by such amount (other than with respect to such earnings).

     3.4 Purchase Price Allocation. Buyer and Seller shall mutually agree upon a statement (the “Tax Allocation Schedule”) setting forth the value of the Assets, which shall be used for the allocation of the Purchase Price (together with the Assumed Liabilities) among the Assets. Seller and Buyer agree to report an allocation of such Purchase Price among the Assets in a manner entirely consistent with the Tax Allocation Schedule and agree to act in accordance with such Tax Allocation Schedule in the preparation of financial statements and filing of all Tax Returns (including, without limitation, filing Internal Revenue Service Form 8594 with its federal income tax return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation matter relating hereto.

     3.5 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1 and subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of the conditions set forth in Article 7 hereof, the closing (or if there are Remedial Sites, then the initial closing) of the Transactions (the “Closing”) will take place, at 10:00 a.m., on the Closing Date, at the offices of Edwards & Angell, LLP, 2800 Financial Plaza, Providence, Rhode Island 02903 on the Business Day that is the seventh (7th) Business Day after the date on which all of the conditions set forth in Article 7 (other than those which require delivery of opinions or documents at the Closing) shall have been satisfied or waived, unless another date, time or place is agreed to in writing by the parties. The date on which the Closing occurs is herein referred to as the “Closing Date.” At the Closing, each of the parties shall deliver such bills of sale, assignments, Special Warranty Deeds, landlord consents, estoppels, assumptions of liabilities, opinions and other instruments and documents as are described in this Agreement or as may be otherwise reasonably requested by the parties and their respective counsel. At Closing, the Initial Purchase Price shall be paid by (a) the Deposit Escrow Agent delivering to the Remedial Site Escrow Agent, by wire transfer of immediately available funds or internal book entry, the amount of Escrowed Funds determined in accordance with Section 3.3(d), (b) the Deposit Escrow Agent delivering to Seller, by wire transfer of immediately available funds, the difference, if any, between (x) the amount of Escrowed Funds and (y) the amount of Escrowed Funds deposited or deemed deposited with the Remedial Site Escrow Agent pursuant to clause (a) above and (c) Buyer delivering to Seller, by wire transfer of immediately available funds, the balance of the Initial Purchase Price. All payments shall be made to such account (or accounts) in the United States as Seller shall designate in written instructions to Buyer, the Deposit Escrow Agent and the Remedial Site Escrow Agent not later than two (2) Business Days prior to the Closing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as follows:

     4.1 Organization and Business; Power and Authority; Effect of Transaction.

     (a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, has all requisite corporate power and authority to own or hold under lease its properties and to conduct its business as now conducted and is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, has not had and will not reasonably be expected to have a Material Adverse Effect.

     (b) Seller has all requisite corporate power and authority necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Transactions; and the execution, delivery and performance by Seller of this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto have been duly authorized by all requisite corporate and stockholder action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and each Collateral Document executed or required to be executed by it pursuant hereto or thereto or to consummate the Transactions when executed and delivered by Seller will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar Laws relating to or affecting the rights or remedies of creditors and obligations of debtors generally and except as the same may be subject to the effect of general principles of equity.

     (c) Except for compliance with any applicable requirements of the Hart-Scott-Rodino Act, and the consents, authorizations and approvals set forth in Section 4.1(c) of the Disclosure Schedule (collectively the “Required Consents”), neither the execution and delivery by Seller of this Agreement or any Collateral Document executed or required to be executed by it pursuant hereto or thereto, nor the consummation of the Transactions by Seller will conflict with or result in a breach of any term, condition or provision of, or require the consent, authorization or approval of, any Person or Authority, under:

          (i) any governing document of Seller or Seller Sub;

          (ii) any Law applicable to Seller or Seller Sub;

          (iii) any Tower Lease or Site Lease; or

          (iv) any Governmental Authorization set forth in Section 4.4(a) of the Disclosure Schedule.

     (d) Immediately prior to the Closing, Seller Sub will be a limited liability company duly organized and validly existing under the laws of the State of Delaware, and will have all necessary power and authority to own and operate the Assets as they are now being operated. A true and complete copy of the Certificate of Formation and operating agreement of Seller Sub are attached hereto as Exhibits E and F, respectively.

4.2 Financial Information; Ordinary Course of Business; Absence of Events

     (a) Section 4.2(a) of the Disclosure Schedule contains a list of certain financial information and cash flow reports (the “Cash Flow Reports”) relating to the Assets that have been previously furnished by Seller to Buyer with respect to the cash flow of each of the Tower Sites. The Cash Flow Reports are true and correct in all material respects. Section 4.2(a) of the Disclosure Schedule contains the true and correct Tower Cash Flow of Seller with respect to each Tower Site as of the Effective Date and has been calculated in accordance with the definition of Tower Cash Flow.

     (b) From January 1, 2005 to the date hereof, except as described on Section 4.2(b) of the Disclosure Schedule and except in connection with effecting the Transactions, with respect to the ownership and operation of the Assets, Seller has operated the Assets in the Ordinary Course of Business, used its reasonable business efforts to maintain and preserve the Assets and has not disposed of any of the Tower Assets, except for obsolescence and repairs and replacements in the Ordinary Course of Business.

     (c) Since January 1, 2005, no Material Adverse Effect has occurred.

     4.3 Title to Properties; Real Property Leases.

     (a) Section 4.3(a) of the Disclosure Schedule sets forth a description of all Owned Sites included in the Assets. Except as set forth on Section 4.3(a) of the Disclosure Schedule, Seller has good and marketable title to all Owned Sites, and a valid leasehold interest in all leased real property, and good and valid title to all tangible and intangible assets that are not interests in real property comprising the Assets, free and clear of all Liens, except (i) Permitted Liens and (ii) Liens set forth on Section 4.3(a) of the Disclosure Schedule, which Liens will be released prior to Closing. As of the Closing Date to Seller’s knowledge, all of the transmitting towers, ground radials, guy anchors, transmitting buildings and related improvements, if any, included in the Assets and located on the Owned Sites are located entirely within the boundaries of the Owned Sites on which they are located or the necessary easements for any material encroachment have been obtained. There is no pending or, to Seller’s knowledge, threatened legal proceeding to take by eminent domain any material part of any Owned Site included in the Assets. The material items of tangible personal property included in the Assets, including, without limitation, the ground radials, guy anchors, transmitting buildings and related improvements and other material items of personal property are in a state of good repair and maintenance, normal wear and tear excepted and are useable in the ordinary course of business consistent with Seller’s past practice. Seller has full power, right and authority to assign and contribute to Seller Sub good and valid title to the Assets, free and clear of all Liens except (i) Permitted Liens and (ii) Liens set forth on Section 4.3(a) of the Disclosure Schedule which Liens will be released prior to Closing.

     (b) Section 4.3(b) of the Disclosure Schedule sets forth a description of all Site Leases and Tower Leases included in the Assets. Except as otherwise set forth in Section 4.3(b) of the Disclosure Schedule, each of the Site Leases and Tower Leases have been duly authorized, executed and delivered by Seller and, to Seller’s knowledge, each of the other parties thereto, and is a legal, valid and binding obligation of Seller, and, to Seller’s knowledge, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and except as the same may be subject to the effect of general principles of equity. Except as set forth in Section 4.3(b) of the Disclosure Schedule, Seller has a valid leasehold interest in and to (or with respect to any licenses held by Seller, a valid right of use of) the real property encumbered by the Site Leases. Furthermore, Seller enjoys peaceful and undisturbed possession of the real property encumbered by the Site Leases. True, accurate and complete copies of each of the Site Leases and the Tower Leases have been furnished by Seller to Buyer (and descriptions thereof have been as set forth in Section 4.3(b) of the Disclosure Schedule with respect to those leases that are oral). Except as set forth in Section 4.3(b) of the Disclosure Schedule, neither Seller, nor to the knowledge of Seller, any other party to a Site Lease or Tower Lease, has violated in any material respect any provision of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of such Site Lease or Tower Lease. Except as set forth in Section 4.3(b) of the Disclosure schedule, Seller has not received any correspondence or notice from any counterparty to a Site Lease or Tower Lease giving notice of an intention to terminate such agreement or of an intention not to renew any such agreement following the expiration of the current term. There are no agreements to which a third party has the right to market or lease space to any Person at a Tower Site pursuant to a marketing or management agreement. There are no rights of first refusal or similar pre-emptive rights with respect to any of the Tower Leases or Site Leases.

     4.4 Compliance with Governmental Authorizations and Applicable Law; Legal Actions.

     (a) Section 4.4(a) of the Disclosure Schedule sets forth a description of each Governmental Authorization issued to Seller. To the Knowledge of Seller all of the Tower Sites have been constructed and operated in accordance with all material Governmental Authorizations. Seller has obtained all material Governmental Authorizations required under applicable Law for Seller to own and operate the Assets. All such Governmental Authorizations are valid and in full force and effect, and Seller is not in material breach or violation of any such Governmental Authorizations, including without limitation with all lighting and marking requirements imposed by the FAA and FCC. All reports, forms and statements required to be filed by Seller with all Authorities with respect to its ownership and operation of the Assets have been filed, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. No such Governmental Authorization is the subject of any pending or, to Seller’s knowledge, threatened challenge or proceeding to revoke or terminate any such Governmental Authorization, or to fine or admonish Seller.

     (b) Except as otherwise specifically set forth in Section 4.4(b) of the Disclosure Schedule, Seller’s ownership and operation of the Assets is in accordance, in all material respects, with all applicable Laws. Except as otherwise described in Section 4.4(b) of the Disclosure Schedule, Seller is not in, and Seller has not received any written notice from any Authority alleging, breach or violation of, or default in the performance, observance or fulfillment of, any applicable Law relating to Seller’s ownership and operation of the Assets.

     (c) Except as set forth in Section 4.4(c) of the Disclosure Schedule, there are no Legal Actions pending or, to Seller’s knowledge, threatened against Seller, and no Judgment outstanding, in either case relating to Seller’s ownership or operation of the Assets.

     (d) There are no NOTAMs associated with any of the Tower Sites that have not been properly closed or extended in accordance with applicable Law.

     (e) Seller has not received written notice of any condemnation or eminent domain proceedings with respect to any Tower Site.

     (f) All improvements of Seller on each Tower Site are in compliance with applicable zoning, wetlands, the National Historic Preservation Act and any related or similar Laws, land use Laws and applicable title covenants, conditions, restrictions and reservations in all respects, except for such exceptions as, individually or in the aggregate, have not had and are reasonably expected not to have a Material Adverse Effect.

     4.5 Related Transactions. Seller is not a party or subject to any Contractual Obligation relating to the ownership or operation of the Assets between Seller and any of its officers or directors or any Affiliate, including without limitation any Contractual Obligation providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any such Person, other than (a) Contractual Obligations between Seller and any of the foregoing that will be terminated, at no cost or expense to Buyer, prior to the Closing, or (b) as specifically set forth in Section 4.5 of the Disclosure Schedule.

     4.6 Utilities and Access. Except as set forth in Section 4.6 of the Disclosure Schedule, (a) to the Knowledge of Seller, the utility services currently available to each Tower Site are adequate for the present use of each such site by Seller and are being supplied by utility companies with the necessary utilities for the present use of each such site by Seller, and (b) Seller has obtained all easements and rights-of-way that are reasonably necessary for ingress and egress to and from each Owned Site and each Tower Site that is the subject of a Site Lease, and no action is pending or to the Knowledge of Seller threatened, nor to the Seller’s Knowledge is any Event existing, which, individually or in the aggregate, would have the effect of terminating or limiting such access.

     4.7 Tax Matters. Seller has timely filed all Tax Returns required to be filed and all Taxes owed (whether or not shown or required to be shown on such Tax Returns) have been paid or remitted. All such Tax Returns were true, complete and correct in all material respects and were prepared in accordance with applicable Law. No portion of any Tax Return that relates to the Assets is currently the subject of any audit, or Legal Action by any Taxing Authority, and no such audit or Legal Action is, to the knowledge of Seller, threatened. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Assets, and Seller has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Assets. There are no Tax Liens (other than Liens for Taxes not yet due and payable) on any of the Assets that will not be paid prior to Closing or, to the knowledge of Seller any Lien, action, suit, proceeding, investigation, audit, examination or assessment with regard to any Taxes that relate to the Assets, or for which Buyer could be liable, or which could result in a Lien on any of the Assets.

     4.8 Broker or Finder. No Person assisted in or brought about the negotiation of this Agreement or the Transactions in the capacity of broker, agent or finder or in any similar capacity on behalf of Seller, other than Daniels and Associates, whose fees and expenses will be paid by Seller.

     4.9 Environmental Matters. Except as set forth in such Section 4.9 of the Disclosure Schedule, (a) with regard to the Owned Sites included in the Assets:

          (i) Seller has not been notified in writing that it is potentially liable under, and, to Seller’s knowledge, is not a “potentially responsible party” under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation Recovery Act, as amended, or any similar state Law;

          (ii) Seller has not entered into or received any consent decree, compliance order or administrative order issued pursuant to any Environmental Law;

          (iii) Seller is not a party in interest or in default under any Judgment issued pursuant to any Environmental Law;

          (iv) Seller is in material compliance with, and has, to Seller’s knowledge, obtained all Environmental Permits required under Environmental Laws and has not received any written notice that any Environmental Permit is not in full force and effect;

          (v) (A) there are no Hazardous Materials on, at, in or under any of the Tower Sites that requires or, upon notification to an Authority, would require, remediation under Environmental Law, and (B) the on-site operations of Seller at the Tower Sites have not, and do not currently, involve the generation, transportation, treatment, recycling or disposal of, hazardous waste, as defined under any Environmental Law, except for amounts that would qualify a Site as a small quantity generator or a conditionally exempt small quantity generator under any Environmental Law; and

          (vi) Seller is in compliance in all material respects with all Environmental Laws, and is not the subject of any pending or, to Seller’s knowledge, threatened, Legal Action with respect to violations or breaches of any Environmental Law; and

     (b) with regard to the Tower Sites included in the Assets and designated as leased sites in Section 4.3(b) of the Disclosure Schedule (excluding any Rejected Sites), Seller:

          (i) Seller is not a party in interest or in default under any Judgment issued pursuant to any Environmental Law;

          (ii) Seller is in material compliance with and has, to Seller’s knowledge, obtained all Environmental Permits required under Environmental Laws, and has not received any written notice that any Environmental Permit is not in full force and effect;

          (iii) (A) to Seller’s Knowledge there are no Hazardous Materials on, at, in or under any of the Tower Sites that requires or, upon notification to an Authority, would require, remediation under Environmental Law, and (B) the on-site operations of Seller at the Tower Sites have not, and do not currently, involve the generation, transportation, treatment, recycling or disposal of, hazardous waste, as defined under any Environmental Law, except for amounts that would qualify a Site as a small quantity generator or a conditionally exempt small quantity generator under any Environmental Law; and

          (iv) Seller is in compliance in all material respects with all Environmental Laws and is not the subject of any pending or, to Seller’s Knowledge, threatened, Legal Action with respect to violations or breaches of any Environmental Law; and

          (v) to Seller’s Knowledge, is unaware of any current material violations of Environmental Laws committed by the owner of such leased Tower Sites.

     Copies of all environmental studies, surveys and reports commissioned by Seller and in Seller’s possession, with respect to the Tower Sites, together with all agreements between Seller and the Environmental Protection Agency relating to such Tower Sites, have been furnished to Buyer.

     4.10 Disclosure Schedule. Seller has delivered to Buyer a Disclosure Schedule which includes numbered schedules corresponding to certain sections or subsections of this Agreement or as otherwise specifically referred to in this Article 4. The representations and warranties of Seller in this Article 4 are made and given subject to the Disclosure Schedule. Inclusion of an item in the Disclosure Schedule or delivery of a document pursuant to the Disclosure Schedule, this Agreement or any of the Collateral Documents is not an admission of liability or materiality with respect to such item or document. Any reference in the Disclosure Schedule to a contract, agreement, instrument, document, order, decree or judgment shall be deemed to include a reference to all amendments and modifications thereof, if any, so long as such amendments and modifications are or have been made available to Buyer as part of its due diligence investigation.

     4.11 No Insolvency. Seller is not and, immediately prior to and following the transfer of the Assets to Seller Sub will not be, insolvent, as determined under any applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws of any applicable jurisdiction.

     4.12 Valid Transaction. Any transfer made by Seller of any right, title or interest in or to the Assets does not and will not constitute a fraudulent conveyance under any applicable Law. Without limiting the generality of the foregoing, Seller acknowledges and agrees that such transfer is being made for a valid business purpose and for fair consideration. Seller has not taken any action with the intent to hinder or delay payment to any of its creditors.

     4.13 Insurance. Seller maintains policies of title, liability, property and casualty, fire, worker’s compensation and other forms of insurance (including bonds) that relate to the Assets and which insure against risks and liabilities to an extent and in a manner customary in the communications tower industry. All such insurance policies and binders are in full force and effect. Seller has not received any notice of cancellation or non-renewal of any such policy or binder. No insurance carrier has canceled or reduced any insurance coverage for Seller or has given any notice or other indication of its intention to cancel or reduce any such coverage. Seller has complied in all material respects with each of such insurance policies and binders, and has not failed to give any notice or present any claim thereunder in a due and timely manner.

     4.14 Seller Sub.

     (a) Immediately prior to the Closing, (i) Seller will be the sole member of Seller Sub; (ii) there will be no subscriptions, warrants, options, convertible securities, calls, rights, contracts, understandings or commitments of any character obligating Seller Sub to issue, deliver or sell any interest in Seller Sub to any Person; (iii) Seller will have satisfied all capital calls, contribution requirements and similar obligations to make contributions or investments in Seller Sub; and (iv) Seller Sub will not have any outstanding debt for borrowed money.

     (b) The Membership Interests will have been duly authorized and validly issued to and fully paid for by Seller prior to Closing, and Seller will own the Membership Interests free and clear of all Liens.

     (c) Seller has furnished to Buyer a true and complete copy of Seller Sub’s governing documents, as amended to date. Such governing documents are in full force and effect.

     (d) Seller Sub has been formed for the sole purpose of consummating the transactions contemplated by this Agreement. Prior to the contribution of the Assets pursuant hereto, Seller Sub will not have (i) ever owned any interest in real property and (ii) ever owned a subleasehold or sublicense interest as a sublessee or sublicensee in any real property.

     (e) Seller Sub has entered into no guarantees or similar obligations (including surety bonds or letters of credit), including any guarantees or similar obligations relating to obligations or liabilities of Seller or any Affiliate of Seller.

     (f) Seller Sub has no, and has never had, any (i) employees, (ii) employee pension benefit plans; (iii) employee welfare benefit plans or (iv) any other employee benefit plans.

     (g) Seller Sub has no subsidiaries or any equity, partnership, limited liability company or other ownership interest in any Person.

     (h) Seller Sub has not at any time in its existence been, and it is not currently, engaged in any business, directly or indirectly. At all times during its existence Seller Sub has not owned any other assets other than incidental personal property necessary for its existence. At all times during its existence Seller Sub has maintained its books and records and bank accounts separate from those of its members and Affiliates and from any other Person. At all times during its existence, Seller Sub has held itself out to the public as a legal entity separate and distinct from any other Person (including any of its members and Affiliates) and not as a department or division of any Person. Seller Sub has at no time during its existence acquired, by purchase or otherwise, any stock or beneficial ownership of, any Person.

     (i) Seller Sub is, and has always been, disregarded for federal income tax purposes and no election has been made to change such status.

     4.15 Accounts Receivable Aging. Section 4.15 of the Disclosure Schedule sets forth a true, complete and accurate list as of the end of the month immediately preceding the date hereof of the total amounts of Seller’s accounts receivable relating to the Assets and the aging of such accounts receivable based on the following schedule: 0-30 days, 31-60 days, 61-90 days and over 90 days.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     5.1 Organization and Business; Power and Authority; Effect of Transaction.

     (a) Buyer is a limited liability company, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, has all requisite power and authority to own or hold under lease its properties and to conduct its business as now conducted and is duly qualified and in good standing as a foreign limited liability company, in each other jurisdiction in which the character of the property owned or leased by it or the nature of its business or operations requires such qualification, except for such qualifications the failure of which to obtain, individually or in the aggregate, have not had and will not reasonably be expected to have a material adverse effect on Buyer.

     (b) Buyer has all requisite power and authority necessary to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Transactions; and the execution, delivery and performance by Buyer of this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes, and each Collateral Document executed or required to be executed by each of them pursuant hereto or thereto or to consummate the Transactions when executed and delivered by Buyer, will constitute, legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency and similar Laws affecting the rights and remedies of creditors and obligations of debtors generally and by general principles of equity.

     (c) Except for any applicable requirements of the Hart-Scott-Rodino Act, neither the execution and delivery by Buyer of this Agreement nor any Collateral Document executed or required to be executed by it pursuant hereto or thereto, nor the consummation of the Transactions, by Buyer will result in a breach under any term, condition or provision of, or require the consent, authorization or approval of, any Person or Authority under:

          (i) any governing document of Buyer;

          (ii) any Law applicable to Buyer;

          (iii) any contract, agreement or governmental authorization to which Buyer is a party or by which it is bound; or

          (iv) any order of any Authority applicable to Buyer or any of its properties or assets.

     5.2 Financing. Buyer has, and at Closing will have, sufficient funds available to pay the Purchase Price and to satisfy all of its obligations under this Agreement.

     5.3 Broker or Finder. No agent, broker, investment banker, financial advisor other firm or Person engaged by or on behalf of Buyer or any of its Affiliates is or will be entitled to a fee or commission in connection with the Transactions.

     5.4 Legal Actions. There are no Legal Actions pending or, to Buyer’s knowledge, threatened against Buyer which would prevent Buyer from consummating the Transactions.

ARTICLE 6
COVENANTS

     6.1 Access to Information.

     (a) Seller shall afford Buyer and its accountants, counsel, consultants, financial advisors, and other representatives (collectively, the “Representatives”) access during normal business hours throughout the period prior to the Closing Date to its (x) properties, books, contracts, studies and reports, environmental studies and reports, commitments and records as it reasonably requests to the extent such documents relate to the Assets or Seller Sub, and Buyer shall be permitted to make extracts and copies of such books and records; provided that such access shall not interfere with the normal business operations of Seller and (y) officers and other senior management personnel who have oversight responsibility for the Assets. All Confidential Information furnished pursuant to the provisions of this Agreement, including without limitation this Section, will be kept confidential by Buyer in accordance with the terms and conditions of the Confidentiality Agreement dated as of October 22, 2004 between Buyer and Daniels & Associates, L.P., on behalf of, and as agent for, Seller (the “Confidentiality Agreement”).

     (b) In the event that this Agreement is terminated in accordance with its terms, Buyer shall (and Buyer shall cause its Representatives to) upon the written request of Seller promptly return all written Confidential Information provided pursuant to this Section or any other provision of this Agreement or otherwise in connection with the Transactions and shall not retain any copies, extracts or other reproductions in whole or in part of such written material, other than one copy thereof which shall be delivered to independent counsel for such party and Buyer and its Representatives shall continue to be bound by the provisions of Section 6.1(a) and the Confidentiality Agreement.

     6.2 Agreement to Cooperate; Certain Other Covenants.

     (a) Each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including using its commercially reasonable efforts (i) to prepare and file with the applicable Authorities as promptly as practicable after the execution of this Agreement all applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of all requisite orders approving the Transactions by all such applicable Authorities, (ii) to obtain all necessary or appropriate waivers, consents and approvals, (iii) to effect all necessary registrations, filings and submissions (including, without limitation, filings within twenty (20) Business Days of the date of this Agreement under the Hart-Scott-Rodino Act and all filings necessary for Buyer to own the Membership Interests), (iv) to lift any injunction or other legal bar to the Transactions (and, in such case, to proceed with the Transactions as expeditiously as possible), and (v) to obtain the satisfaction of the conditions specified in Article 7 at the earliest practicable date.

     (b) The parties shall cooperate with one another in the preparation of all Tax Returns, questionnaires, applications or other documents regarding any Taxes or transfer, recording, registration or other fees which become payable in connection with the Transactions that are required to be filed on or before the Closing Date.

     (c) Buyer shall promptly provide to Seller all information reasonably required by third parties as a condition to their consent to the Transactions.

     (d) As soon as reasonably practicable after Closing, but in no event later than thirty (30) days after the Closing Date, Buyer shall make all required filings with the Authorities to reflect the changed ownership of the Assets.

     (e) To the extent legally permitted (in Seller’s counsel’s opinion) and reasonably necessary for Seller Sub’s operation of the Assets after Closing, during the six (6) month period following Closing Seller shall use its commercially reasonable efforts to give Seller Sub the benefit of the Excluded Governmental Authorizations to the extent that Buyer was unable to obtain replacements of such Excluded Governmental Authorizations in its own name or in the name of Seller Sub prior to Closing. During such six (6) month period Buyer shall use its commercially reasonable efforts to obtain such replacement authorizations at its expense and shall, on a monthly basis, reimburse Seller for any direct expenses incurred by Seller in giving Seller Sub the benefit of such Excluded Governmental Authorizations. Seller’s obligation hereunder shall automatically terminate upon the earlier of (i) Seller’s counsel’s determination that Seller is likely to be in violation of Law if it continues to perform its obligations under this Section 6.2(e), and (ii) the expiration of the above-referenced six (6) month period.

     6.3 Public Announcements. Until the earlier of Closing or the termination of this Agreement, each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement without the prior written approval of the other, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the parties acknowledge and agree that they may, without each other’s prior consent, issue such press releases or make such public statements as may be required by applicable Law, in which case the issuing party shall use all commercially reasonable efforts to consult with the other party and agree upon the nature, content and form of such press release or public statement.

     6.4 Notification of Certain Matters. Each party shall give prompt notice to the other of (a) any material breach of any representation or warranty made by it in this Agreement or (b) its failure to comply with or satisfy, in any material respect, any covenant, condition or agreement under this Agreement; provided, however, that the delivery of any notice pursuant to this Section shall not (i) limit or otherwise affect the rights and remedies available hereunder to the party receiving such notice or the obligations of the party delivering such notice, (ii) be deemed to be an admission by the party delivering such notice and (iii) affect the representations, warranties, covenants and agreements of the parties or the conditions to their respective obligations under this Agreement unless the other party accepts such notice, in which case the Disclosure Schedule will be updated accordingly. Notwithstanding the immediately preceding sentence, nothing herein shall be deemed to alter or modify the provisions of Section 6.8 or Section 6.9.

     6.5 Conduct of Business by Seller Pending the Closing. Except as set forth in Section 6.5 of the Disclosure Schedule or as otherwise required or expressly permitted by this Agreement, after the date hereof and prior to the Closing Date or the earlier termination of this Agreement, unless Seller complies with the last paragraph of this Section 6.5, Seller shall:

     (a) Operate the Assets in the Ordinary Course of Business which shall include, without limitation, (i) keeping each of the Tower Assets free of debris and excessive vegetation and in good commercial working order (including all gates, work, doors, locks and fences), and (ii) not taking any action or failing to take any action which would reasonably be expected to result in a NOTAM;

     (b) comply, in all material respects, with applicable Laws, including, without limitation, Environmental Laws;

     (c) not sell, lease, license, pledge, dispose of or encumber the Membership Interests or any of the Tower Sites, or, except in the Ordinary Course of Business or as permitted by this Agreement, any material properties or assets included in the Assets;

     (d) use its commercially reasonable efforts to preserve intact the goodwill and business relationships with lessees under the Tower Leases and landlords under the Site Leases;

     (e) maintain (i) the Assets in their current condition, ordinary wear and tear excepted and (ii) insurance on the Assets in such amounts and against such risks and losses as are consistent with Seller’s current practice;

     (f) not increase (i) the number, size or weight of Seller’s or any of its Affiliate’s equipment on any Tower Site or Tower Structure, including, without limitation, coaxial cables, wires, lines, conduits, antennae, dishes, microwave dishes, mounting structures, frames, panels and other similar equipment at such Tower Site or Tower Structure, or (ii) Seller’s or its Affiliate’s use of ground space or space on mounting assemblies on any Tower Site or Tower Structure, in the case of each of the foregoing restrictions, beyond such levels as they existed at a particular Tower Site or Tower Structure as of the date of this Agreement;

     (g) not enter into, modify, amend or terminate in any material respect any contracts, arrangements, understandings or arrangements that will adversely affect any of the Assets (excluding any Rejected Sites), including but not limited to any Governmental Authorization, Site Lease or Tower Lease;

     (h) use its commercially reasonable efforts to maintain, in accordance with past practice, relations with the suppliers, agents, lessees and any others having business relations relating primarily to the Assets;

     (i) adhere to current practice with respect to collection of accounts relating primarily to the Assets and collect accounts receivable relating primarily to the Assets;

     (j) not add, change or modify any equipment on any Tower Structure outside of the Ordinary Course of Business;

     (k) not incur or assume any indebtedness for borrowed money or guarantee any such obligations to the extent such indebtedness or obligations would constitute an Assumed Liability;

     (l) not make changes in Tax practices relating to the Assets except as may be required under applicable Law or GAAP;

     (m) not fail to pay when due any liability that, if unpaid, would become a Lien upon any of the Assets;

     (n) not remove from any Tower Site any article of personal property included in the Assets except as may be necessary for repairs, or the discarding of worn out or useless items, provided, however, that any article removed for repairs shall be returned to such Tower Site promptly upon its repair and shall remain a part of the Assets whether such article shall be located on such Tower Site at the time of the applicable Closing, and any article so discarded shall be replaced with a new article of similar quality and utility;

     (o) not to undertake or commence any renovations or alterations on the Assets outside of the Ordinary Course of Business, except those necessary to comply with any of the provisions of this Agreement;

     (p) not apply any of the security deposits relating to the Tower Leases, whether to a default of a tenant or otherwise;

     (q) promptly notify Buyer in writing of any event, circumstance or condition of which such Seller obtains knowledge following the Effective Date that would reasonably have been expected to have a Material Adverse Effect;

     (r) terminate all management or marketing agreements relating to any Tower Site; and

     (s) not agree or commit to take any of the actions prohibited by this Section 6.5.

     In the event that Seller desires to take any of the actions prohibited by the provisions of this Section, it shall give prompt written notice to Buyer, referring to the provisions of this Section. In the event that Buyer does not object in writing to the taking of such action (within five (5) Business Days of receipt of such notice (which shall include a reasonable description of such proposed action and the reason for it), Seller shall have the right to take such action; provided that such waiver shall be deemed an approval by Buyer for the specific requested action only and not any future actions, even if similar in nature.

     6.6 Environmental Site Assessments; Title Commitments and Surveys.

     (a) As promptly as practicable after the execution of this Agreement, but in no event later than ninety (90) days after the date of this Agreement, Buyer may, at its own cost and expense, enter upon, inspect, investigate and conduct legal, financial, business, environmental, technical and any other due diligence that Buyer determines is reasonably necessary with respect to the Assets, including without limitation obtaining a Phase I environmental report, a title commitment to issue standard ALTA title insurance and/or a survey on any Owned Site included in the Assets, and/or a structural survey of a structural engineer on any Tower Structure included in the Assets. Environmental site assessments, title commitments and surveys shall be conducted by such consultants and professionals as are reasonably acceptable to Seller and Buyer, and access to the Tower Sites shall be arranged for times mutually convenient to the parties, and to the extent involving Tower Structures situated on land which is the subject of a Site Lease, in accordance with and subject to the restrictions of any such Site Lease. Each of Seller and Buyer shall be entitled to have representatives present at the time such activities are conducted and Buyer shall provide to Seller, within three (3) days after receipt or issuance of the same, a complete and accurate copy of each such environmental report, title commitment and/or surveys, and any updates thereto, in both draft and final form. Buyer shall not, and Buyer shall cause Buyer’s Representatives to not, conduct any subsurface investigation or otherwise engage in any soil disturbance without the prior express written consent of Seller, which consent may be withheld in its sole discretion. Buyer shall restore any Tower Site to its present condition in the event Buyer or any of Buyer’s Representatives causes any damage thereto. In addition, Buyer agrees to indemnify and hold harmless Seller for any physical damage to the Tower Sites and personal injury resulting from Buyer’s and/or any of its Representatives’ entry onto or activities on the Tower Sites.

     (b) Seller shall furnish Buyer access to all reports, documents, records and information in its possession as Buyer may reasonably request to permit Buyer to perform its due diligence investigation with respect to the Assets, including without limitation, the Due Diligence Items.

     6.7 Defective Sites. Buyer shall promptly, and in any event no later than (x) in the case of Defects of the type described in clause (b) of the definition thereof which were not disclosed to Buyer prior to Closing and which could not reasonably have been discovered by Buyer prior to Closing (each, a “Post-Closing Structural Defect”), ninety (90) days after Closing, (y) in the case of Defects of the type described in clause (d) of the definition thereof, nine (9) days prior to the Closing Date and (z) in the case of any other Defect, ninety (90) days after the date of this Agreement, deliver to Seller written notice of any Defect in respect of an Asset (a “Defect Notice”). Each such Defect Notice shall (i) identify the relevant Assets and (ii) include both a reasonably detailed description of the facts giving rise to the Defect and copies of all supporting documents evidencing the existence of such Defect. A failure by Buyer to notify Seller of a Defect in respect of an Asset within the applicable time period shall constitute a waiver by Buyer of its right to claim such Defect, and Seller shall no longer be obligated to provide any Buyer Indemnified Party with any right of indemnification or other recovery with respect to such Defect and any loss or liability arising from or relating to such Defect, all applicable representations, warranties and covenants contained herein shall be deemed modified solely to reflect the existence of such Defect, and such Defect shall be deemed to be an Assumed Liability; and provided, further, that except as set forth in Section 7.1(d), in no event shall the existence of a Defect entitle Buyer to delay the Closing Date, unless otherwise agreed by Seller.

     6.8 Accepted Sites; Rejected Sites; Remedial Sites.

     (a) On or prior to the tenth (10th) day prior to the Closing Date, Buyer may elect, by notice in writing to Seller, to waive the Defect(s) identified in any prior Defect Notice and consent to the contribution of such Defective Site (which Defective Site shall thereafter be designated an Accepted Site) to Seller Sub, in which case (a) there shall be no reduction made to the Purchase Price pursuant to Section 3.1 with respect to such Accepted Site and all pertinent Tower Related Assets, (b) the certificate to be delivered by Seller pursuant to Section 7.2(a) shall be modified to qualify the representations and warranties of Seller accordingly, and (c) Seller shall no longer be obligated to provide any Buyer Indemnified Party with any right of indemnification or other recovery with respect to the Defect(s) accepted by Buyer and any loss or liability arising from or relating to such Defect(s). Accepted Sites shall be contributed to Seller Sub subject to both the applicable Defect and any Permitted Liens.

     (b) With respect to the Defects identified in a Defect Notice (other than Post-Closing Structural Defects, to which this clause (b) shall not apply) that have not been cured in accordance with Section 6.9 prior to eight (8) days before the Closing Date, Seller shall have the right to designate five (5) days prior to the Closing Date, by notice in writing to Buyer, any such Defective Site as (A) a Rejected Site or (B) an Asset which shall be retained by Seller pending cure of the applicable Defect in accordance with Section 6.9 (a “Remedial Site”). Assets designated as either Remedial Sites or Rejected Sites shall be placed in Section 6.8(b) of the Disclosure Schedule, will not be transferred to Buyer at the initial Closing, and the Purchase Price shall be adjusted as provided in Section 3.1.

     (c) With respect to Post-Closing Structural Defects identified in a Defect Notice and that are not cured prior to the expiration of the applicable Cure Period, Buyer shall have the right to designate, within thirty (30) days after the expiration of the applicable Cure Period, by written notice to Seller, any such Defective Site as a Rejected Site and to return such Defective Site to Seller, and Buyer shall be entitled to receive from Seller a refund of the portion of the Purchase Price attributable to such Defective Site together with any direct site expenses paid by Buyer (subject to Seller’s receipt from Buyer of reasonably detailed supporting documentation) with respect to such Defective Site from the period after the Closing Date until the date of return of such Defective Site (the “Interim Period”), minus the sum of the aggregate amount of rental income collected by Buyer during the Interim Period and the aggregate amounts paid by Seller to Buyer under the Master Lease with respect to such Defective Site during the Interim Period. Buyer and Seller shall cause the Master Lease to be amended to remove such Defective Site as a site leased thereunder.

     (d) If either any Cash Flow Reports delivered by Seller pursuant to the terms of this Agreement indicate, or Buyer discovers during the ninety (90) day period following the date hereof that, the Tower Cash Flow with respect to a Tower Site is less than the Tower Cash Flow for such Tower Site set forth on Section 4.2(a) of the Disclosure Schedule, Buyer shall give notice of such difference to Seller (“Buyer Tower Cash Flow Notice”). In the event that the amount of the Tower Cash Flow discrepancy with respect to any Tower Site is less than or equal to *****, the Purchase Price attributable to such Tower Site shall be reduced by an amount equal to product of (x) the Purchase Price Cash Flow Multiple, and (y) the difference between the Tower Cash Flow for such Tower Site set forth on Section 4.2 of the Disclosure Schedule and the actual Tower Cash Flow with respect to such Site. In the event that the amount of the Tower Cash Flow discrepancy with respect to any Tower Site is greater than *****, Seller may, at is option, either (i) reject the applicable Assets pursuant to Section 6.8(b) or (ii) reduce the Purchase Price attributable to such Tower Site(s) by an amount for each such Tower Site equal to product of (x) the Purchase Price Cash Flow Multiple, and (y) the difference between the Tower Cash Flow for such Tower Site set forth on Section 4.2 of the Disclosure Schedule and the actual Tower Cash Flow with respect to such Site; provided, however, that in either instance, the Purchase Price for such Tower Site(s) shall not be so reduced and such site shall not be rejected if Seller provides to Buyer on or before the date that is two (2) days prior to Closing, evidence reasonably satisfactory to Buyer that the actual Tower Cash Flow for a Site is not less than the amount set forth in Section 4.2 of the Disclosure Schedule. Each Buyer Tower Cash Flow Notice shall include Buyer’s calculation of the actual Tower Cash Flow with respect to the applicable Tower Site and applicable work papers and supporting papers with respect thereto.

     6.9 Cure Period. Seller shall have the right, at any time up and until the day that is twelve (12) months after the Closing Date (or, in the case of Post-Closing Structural Defects, the date on which Seller receives the applicable Defect Notice) (the “Cure Period”), to cure Defects that exist with respect to the Defective Sites and which have been identified pursuant to Section 6.7. Seller agrees to use its commercially reasonable efforts to cure such Defects during the Cure Period, and Buyer shall use commercially reasonable efforts to cooperate with Seller in its efforts to cure such Defects, at no cost to Buyer. Seller shall provide Buyer with written notice (a “Cure Notice”) of any proposed cure effected with respect to a Defective Site. The Cure Notice shall (a) describe in reasonable detail the curative action taken (and shall include a copy of any instrument, document or other writing which evidences the curative action taken) in respect of such Cured Site and (b) if such Cure Notice is delivered to Buyer after the Closing Date, include a written good faith estimate of the amount of the Apportionments (the “Remedial Site Apportionments Estimate”) calculated in accordance with Section 3.3(a) (based on the applicable Subsequent Conveyance Date rather than the Closing Date) with respect to such Cured Site and supported by Support Documents supporting such Apportionments. Any such Remedial Site Apportionments Estimate shall be accompanied by a certificate of the type specified in Section 3.3(b). If Buyer shall conclude that the curative actions taken with respect to a Defective Site are insufficient to cure the applicable Defect(s), Buyer shall, within thirty (30) days after its receipt of the applicable Cure Notice (such thirty (30) day period being referred to as the “Cure Notice Response Period”), deliver to Seller a reasonably detailed written statement of its objections, together with all supporting documentation. Buyer and Seller shall use good faith efforts to jointly resolve any disagreement with respect to the effectiveness of curative actions within twenty (20) days of Seller’s receipt of Buyer’s written statement of its disagreement with respect to a Cure Notice, which resolution, if achieved, shall be binding upon the parties and not subject to further dispute or review. In the event Buyer and Seller are unable to resolve their disagreement within such twenty (20) day period, then either party may request that the matter be settled by arbitration proceedings in accordance with Section 10.15(b). If Buyer fails to so notify Seller of any disagreements with respect to a Cure Notice, or if Buyer notifies Seller of its agreement that curative actions taken with respect to a Defective Site are sufficient to cure the applicable Defect(s), or upon an arbitrator’s agreement that curative actions taken with respect to a Defective Site are sufficient to cure the applicable Defect(s), then such Defective Site shall be considered to be a “Cured Site”, and such Cured Site will be transferred to Seller Sub on the applicable Subsequent Conveyance Date using the Apportionments based on the Remedial Site Apportionments Estimate. A Cured Site shall become part of the Assets to be contributed to Seller Sub prior to Closing (or after Closing in accordance with Section 3.3(d), if such Asset has become a Cured Site after the Closing Date). Any Remedial Sites which have not become Cured Sites prior to the expiration of the Cure Period shall automatically become Rejected Sites (unless Seller and Buyer agree otherwise), and all obligations of Buyer and Seller under this Section 6.9 shall terminate, and the Remedial Site Escrow Agent shall return to Buyer any amounts left on deposit under the Remedial Site Escrow Agreement.

     For the purposes of this Section 6.9 and subject to the dispute resolution procedure set forth in this Section 6.9, the term “Cure” shall mean, with respect to any Defect: (i) with respect to any Defect relating to a title matter, Seller will procure for the benefit of Buyer an irrevocable commitment from a title company to insure against any and all loss incurred or that may be incurred by Buyer as a result of such Defect (with all costs and expenses relating to curing such

Defect and obtaining such commitment to be paid by Seller; the actual cost of such title insurance to be paid by Buyer); (ii) as determined in Buyer’s reasonable discretion, Seller agrees, in writing, either to reimburse Buyer (or provide Buyer with a credit against the Purchase Price at the applicable Closing) an amount equal to the cost to repair the Defect or the actual loss in the value of the Asset as a result of the Defect; (iii) with respect to any Defect relating to any Tower Lease as described in Section (e) of the definition of Defect, Seller either signs a new lease with the counterparty to such Tower Lease or agrees to reduce the Purchase Price attributable to such Tower Site in accordance with the methodology set forth in Section 6.8(d); or (iv) Seller has taken any other action with respect to the Defect that causes such condition or matter to no longer constitute a Defect, as determined in Buyer’s reasonable discretion.

     6.10 Relocation of Tower Light Controllers. Buyer agrees that within one hundred eighty (180) days after Closing, Buyer will, or will cause Seller Sub to, relocate or cause to be relocated to a location elsewhere at the applicable Tower Site, at Buyer’s sole cost and expense, any tower marking and light controllers and related equipment located within any equipment shelter which is an Excluded Asset. During such time period Seller shall continue to power and cause all such tower light controllers to remain lit in accordance with the terms of the Transition Services Agreement. Such relocation shall be performed by a qualified contractor in a workmanlike manner without any interference, damage or destruction to any other equipment, structures or operations of Seller or any other Person (and Buyer will reimburse Seller for the costs of remedying any such interference, damage or destruction occasioned by such relocation, if applicable).

     6.11 Supplemental Disclosure. Seller shall promptly from time to time prior to the Closing Date supplement in writing the Disclosure Schedule with respect to any event, matter, condition or circumstance that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule (collectively, the “Updates”); provided, that no Update shall be deemed to cure any violation or breach of any representation, warranty, covenant or agreement of Seller made in this Agreement unless Buyer explicitly consents in writing to any such Update within ten (10) Business days after Buyer’s receipt thereof. Notwithstanding the foregoing, any update to Section 4.2(a) of the Disclosure Schedule that results in an adjustment of the Purchase Price as contemplated by Section 6.8(d) shall be deemed to cure the violation or breach of the representations and warranties set forth in Section 4.2(a) hereof that relate to such adjustment and Buyer shall have no right of indemnity for any such violation or breach relating to such adjustment.

     6.12 Contribution to Seller Sub. Seller shall contribute the Assets to Seller Sub immediately prior to Closing, and Seller shall use its commercially reasonable efforts to obtain all consents and give all notices necessary to do so and shall furnish copies of such consents and notices to Buyer.

     6.13 No Shop.

     (a) Prior to the Closing, Seller shall not (and shall cause its Affiliates to not), directly or indirectly, sell, agree to sell, solicit inquiries or proposals or furnish any information with respect to, or initiate or participate in any negotiations or discussions whatsoever concerning any acquisition or purchase of, (i) any or all of the Assets, except as otherwise permitted by this Agreement, and (ii) the Membership Interests (collectively, a “Third-Party Proposal”). During such period, Seller shall promptly inform Buyer of the occurrence of a Third-Party Proposal and the terms thereof (including the identity of the prospective purchaser or soliciting party).

     (b) If Seller or any of its Affiliates breaches or threatens to commit a breach of, any of the provisions of Section 6.13(a), Buyer shall have the right (in addition to any other rights and remedies available to Buyer at law or in equity) to equitable relief (including injunctions) against such breach or threatened breach, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable harm to Buyer and that money damages would not be an adequate remedy to Buyer.

     6.14 Casualty Losses Relating to the Assets. In the event that there shall have been suffered between the date hereof and the Closing any loss or damage relating to the Assets, Seller will promptly notify Buyer of such event. Buyer shall elect, at its option, either to (a) cause Seller to repair, rebuild or replace the portion of the Assets damaged, destroyed or lost prior to the Closing Date at Seller’s cost and expense, or (b) cause Seller to assign to Buyer at Closing all claims to insurance proceeds or other rights (the “Casualty Claims”) of Seller against third parties arising from such casualty loss. To the extent any Casualty Claim is not assignable, such claim may be pursued by Buyer or Seller Sub after Closing, for its own account and benefit, in the name of Seller, and Seller shall cooperate with Buyer and Seller Sub with respect to pursuing such Casualty Claim. Buyer must make its election within five (5) days of being advised by Seller of the occurrence of any such loss or damage, and if Buyer fails to timely make such election, Seller may make such election for Buyer.

     6.15 Limited Right of First Refusal. For a period of twelve (12) months after the Closing Date, Seller hereby agrees that it will notify Buyer in writing if Seller determines that it desires to sell to an unaffiliated third party any additional Tower Structures and Tower Related Assets. For sixty (60) days after the date of Seller’s written notice to Buyer, Buyer shall have a right of first refusal to acquire the Tower Structures and Tower Related Assets in question on the same terms and for the same Purchase Price Cash Flow Multiple that are contained in this Agreement. Buyer hereby agrees to promptly notify Seller in writing upon its determination that it does not wish to exercise the foregoing limited right of first refusal. Upon the earlier of Seller’s receipt of Buyer’s written notice indicating that it will not exercise its limited right of first refusal and the expiration of the above-referenced sixty (60) day period, Seller shall be free to sell the Tower Structures and Tower Related Assets in question to a third party.

     6.16 Transition Services. On the Closing Date, Seller Sub and Seller shall enter into a transition services agreement in form and substance reasonably acceptable to Buyer and Seller (the “Transition Services Agreement”).

     6.17 Cash Flow Reports. Seller will deliver to Buyer as soon as possible, but in any event within ten (10) days after the end of each month (commencing with the month of April, 2005) through the month of Closing, a Cash Flow Report relating to the Assets as of the end of such month that fairly presents the cash flows of the Assets as of the end of such month.

     6.18 Form of Tenant Lease. To the extent that Seller proposes to enter into any new Tower Lease between the Effective Date and any applicable Closing Date, Seller shall use a form of tenant lease agreement in substantially the form attached hereto as Exhibit D and shall submit each such new Tower Lease to Buyer for its approval, which approval shall not be unreasonably withheld, delayed or conditioned. Buyer will review all proposed new Tower Leases and either approve or reject (in Buyer’s reasonable discretion) such new Tower Leases within ten (10) Business Days following Buyer’s receipt thereof. If Buyer approves, or does not deliver written notice to Seller of its rejection of the proposed new Tower Lease within such ten (10) Business Day period, Buyer will be deemed to have consented to the proposed new Tower Lease and Seller may enter into the proposed new Tenant Lease.

     6.19 Pre-Closing Inspection. Prior to the applicable Closing, Seller shall afford Buyer and its Representatives reasonable access to each of the Tower Sites to ensure that Seller has complied with its obligations set forth in Section 6.5.

ARTICLE 7
CLOSING CONDITIONS

     7.1 Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Transactions shall, except as hereinafter provided in this Section, be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

     (a) As of the Closing Date, no Legal Action shall be pending before any Authority seeking to enjoin, restrain, prohibit or make illegal the consummation of the Transactions or the Other Transactions or to obtain substantial damages with respect to the consummation of the Transactions or the Other Transactions, and there shall not be in effect any order, injunction, judgment decree, ruling or arbitration award of a Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions or the Other Transactions;

     (b) Any waiting period (and any extension thereof) applicable to the consummation of the Transactions or the Other Transactions under the Hart-Scott-Rodino Act shall have expired or early termination shall have been granted;

     (c) Except with respect to the Hart-Scott-Rodino Act (which is addressed in Section 7.1(b)) all authorizations, consents or approvals required to be obtained from all Authorities prior to the consummation of the Transactions and the Other Transactions, shall have been obtained from all such Authorities, except for such authorizations, consents and approvals the failure to obtain would not reasonably be expected to have a Material Adverse Effect;

     (d) No more than forty percent (40%) of the Tower Sites and Tower Structures under this Agreement and the Other Purchase Agreement, taken in the aggregate, have been designated as either Rejected Sites or Remedial Sites

     (e) All of the closing conditions contained in Article 7 of the Other Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof, and the initial closing of the Other Transactions shall be occurring simultaneously with the Closing hereunder; and

     (f) The Escrow Agent shall have executed and delivered the Remedial Site Escrow Agreement, if applicable.

     7.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Transactions shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, by Buyer:

     (a) (i) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date; provided, however, that for the purpose of determining the accuracy of such representations and warranties that are already qualified by materiality (including by reference to “Material Adverse Effect”), such representations and warranties shall be true and correct in all respects; (ii) each and all of the agreements and covenants to be performed or satisfied by Seller hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and (iii) Seller shall have furnished Buyer with a certificate of an officer of Seller to the effect that each of the conditions specified in this Section 7.2(a) is satisfied;

     (b) Since the date of this Agreement, there shall not have been any event, change, circumstance or occurrence that has had or could reasonably be expected to have a Material Adverse Effect;

     (c) Seller shall have delivered to Buyer a duly executed counterpart to a master tower lease agreement relating to the use by Seller of the Assets, including schedules thereto relating to each such tower, substantially in the form attached hereto as Exhibit C and made a part hereof (the “Master Lease”);

     (d) Seller shall have delivered to Buyer a duly executed counterpart to the Transition Services Agreement;

     (e) Seller shall have delivered the Membership Interests to Buyer;

     (f) Seller shall have delivered to Buyer each of the following executed documents, each in customary form reasonably acceptable to Buyer:

          (i) a contribution agreement evidencing the contribution of the Assets (other than those relating to Rejected Sites or Remedial Sites) to Seller Sub and the assumption by Seller Sub of the Assumed Liabilities; and

          (ii) Special Warranty Deeds conveying to Seller Sub the Owned Sites, in forms acceptable for recording in the state and county where each applicable Owned Site is located, together with such other forms as may be required to record such deeds;

          (iii) Any reasonable and customary affidavits reasonably required by, and satisfactory to, the title company in order that an owner’s title insurance policy and any leasehold title insurance policy may be issued free and clear of the standard exceptions which a title company is permitted by applicable law to remove or modify upon delivery of such affidavits;

          (iv) A copy of resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Collateral Documents by Seller, and an officer’s certificate of Seller, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect; and

          (v) assignment and assumption agreements of the Tower Leases and Site Leases;

     (g) Seller shall have delivered to Buyer a FIRPTA certificate in accordance with Section 1445 of the Code certifying that Seller is not a foreign Person;

     (h) Seller shall have executed and delivered the Remedial Site Escrow Agreement, if applicable; and

     (i) Seller shall have caused its counsel to deliver to Buyer and its lenders a written legal opinion with respect to the existence, due incorporation and authority of Seller to enter into this Agreement and the Collateral Documents and to consummate the transactions contemplated hereby.

     7.3 Conditions to Obligations of Seller. The obligation of Seller to consummate the Transactions shall be subject to the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, by Seller:

     (a) (i) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date; provided, however, that for the purpose of determining the accuracy of such representations and warranties that are already qualified by materiality (including by reference to “material adverse effect”), such representations and warranties shall be true and correct in all respects, except to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and is reasonably expected not to have a material adverse effect on the Buyer’s ability to consummate and perform the Transactions; (ii) each and all of the agreements and covenants to be performed or satisfied by Buyer hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and (iii) Buyer shall have furnished Seller a certificate of an officer of Buyer to the effect that each of the conditions specified in Section 7.3(a) is satisfied;

     (b) Between the date of this Agreement and the Closing Date, there shall not have occurred and be continuing any material adverse change in Buyer or the operation of its business;

     (c) Buyer shall have delivered to Seller a duly executed counterpart to the Master Lease;

     (d) Buyer shall have executed and delivered the Remedial Site Escrow Agreement, if applicable;

     (e) Buyer shall have caused its counsel to deliver to Seller a written legal opinion with respect to the valid existence of Buyer and the authority of Buyer to enter into this Agreement and the Collateral Documents and to consummate the transactions contemplated hereby; and

     (f) Buyer shall have delivered a duly executed counterpart to the Transition Services Agreement.

ARTICLE 8
TERMINATION

     8.1 Termination. This Agreement may be terminated at any time prior to the Closing only pursuant to the following provisions:

     (a) by mutual consent of Seller and Buyer;

     (b) by Buyer or Seller if any injunction, decree or judgment of any Authority prohibiting consummation of the Transactions shall have become final and nonappealable;

     (c) by Seller in the event (i) Seller is not then in material breach of this Agreement or the Other Purchase Agreement, and (ii) either (A) the Termination Date has occurred without the consummation of the Transactions and the Other Transactions, or (B) Buyer is in material breach of this Agreement or the Other Purchase Agreement, and such breach has not been cured to Seller’s reasonable satisfaction within thirty (30) days of written notice of the same from Seller, which notice shall describe in reasonable detail the alleged breach; or

     (d) by Buyer in the event (i) Buyer is not then in material breach of this Agreement or the Other Purchase Agreement, and (ii) either (A) the Termination Date has occurred without the consummation of the Transactions and the Other Transactions, or (B) Seller is in material breach of this Agreement or the Other Purchase Agreement (other than a breach caused by the existence of a Defect), and such breach has not been cured to Buyer’s reasonable satisfaction within thirty (30) days of written notice of the same from Buyer, which notice shall describe in reasonable detail the alleged breach.

     The term “Termination Date” shall mean the date that is one hundred eighty (180) days after the date of this Agreement, or such other date as the parties may, from time to time, mutually agree in writing.

     8.2 Effect of Termination.

     (a) Except as provided in Sections 3.2(c) (liquidated damages upon termination), 3.2(d) (occurrence of Termination Date), 6.1 (confidentiality), 6.3 (public announcements), 10.3 (fees and expenses) and this Section, in the event this Agreement is validly terminated pursuant to Section 8.1(a) or Section 8.1(b), this Agreement shall forthwith become void, there shall be no liability on the part of any party, or any of their respective stockholders, members, managers, officers or directors, to the other and all rights and obligations of any party shall cease; provided, however, that (i) such termination shall not relieve any party from liability for any breach of this Agreement prior to the date of termination (except to the extent provided for in Section 8.1(b)) or fraud or any intentional misrepresentation or breach of any of its warranties, covenants or agreements set forth in this Agreement or any Collateral Document, and (ii) the foregoing provisions shall not limit or restrict the availability of injunctive relief and specific performance set forth in Section 10.1.

     (b) In the event this Agreement is terminated by Seller pursuant to the provisions of Sections 8.1(c)(ii)(A) or 8.1(c)(ii)(B) or by Buyer pursuant to the provisions of Section 8.1(d)(ii)(B), and either Seller or Buyer dispute whether and to whom the Escrowed Funds are to be released with respect to such termination, then the Escrow Agent shall hold the Escrowed Funds pending resolution of such dispute between the parties in accordance with the terms of the Deposit Escrow Agreement.

     (c) If Buyer owes the Liquidated Damages Amount to Seller pursuant to Section 3.2(c), Buyer agrees to promptly pay to Seller the difference between the Escrowed Funds actually received by Seller and the Liquidated Damages Amount within one (1) Business Day or a termination of this Agreement as contemplated by Section 3.2(a).

ARTICLE 9
INDEMNIFICATION

     9.1 Survival.

     (a) The representations, warranties, covenants and agreements of the parties contained in or made pursuant to this Agreement or any Collateral Document (including, for the avoidance of doubt, in respect of any Defective Site which becomes a Cured Site, irrespective of the date on which such transformation occurs) shall survive the Closing and shall remain operative and in full force and effect for a period of eighteen (18) months after the Closing Date; provided, however that the Exempt Representations and Warranties shall survive the Closing indefinitely. The term “Indemnity Period” shall mean the applicable period with respect to which a representation, warranty, covenant or agreement survives the Closing as provided in this Section. No claim for indemnification, other than with respect to fraud, may be asserted after the expiration of the Indemnity Period. Notwithstanding anything herein to the contrary, any representation, warranty, covenant and agreement which arises and is the subject of a claim which is properly asserted in writing prior to the expiration of the Indemnity Period shall survive with respect to such claim until the final resolution thereof.

     9.2 Indemnification.

     (a) Seller agrees that, except as otherwise provided in this Agreement, on and after the Closing it shall indemnify and hold harmless Buyer and its stockholders, parties, members, Affiliates, directors, officers, employees, agents and representatives, its successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all direct damages, claims, losses, expenses, costs, obligations, and liabilities including, without limiting the generality of the foregoing, liabilities for all reasonable attorneys’, accountants’ and experts’ fees (collectively, “Loss and Expense”), incurred by the Buyer Indemnified Parties during the Indemnity Period and caused by (i) any breach of a representation or warranty made by Seller pursuant to this Agreement or any Collateral Document, (ii) any failure by Seller to perform or fulfill any of its covenants or agreements set forth in this Agreement or any Collateral Document, (iii) any Excluded Assets and (iv) any Retained Liability.

     (b) Buyer agrees that on and after the Closing it will indemnify and hold harmless Seller and its stockholders, Affiliates, directors, officers, employees, agents and representatives, its successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against all Loss and Expense incurred by the Seller Indemnified Parties during the Indemnity Period and caused by (i) any breach of representation or warranty made by Buyer pursuant to this Agreement or any Collateral Document, (ii) any failure by Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement or any Collateral Document, (iii) the ownership or operation of the Assets following the Closing and (iv) any Assumed Liability.

     (c) In the absence of fraud or intentional misrepresentation, from and after the Closing Date, the sole and exclusive (except as otherwise provided in Section 6.6 with respect to Buyer’s duty to indemnify Seller) remedy for any misrepresentation or any breach of a warranty or covenant under or pursuant to this Agreement or the Collateral Documents or otherwise relating to the subject matter of this Agreement shall be a claim for indemnification pursuant to this Article 9.

     9.3 Limitation of Liability.

     (a) Notwithstanding the provisions of Section 9.2, after the Closing, the Buyer Indemnified Parties, on the one hand, and the Seller Indemnified Parties, on the other hand, shall be entitled to recover their Loss and Expense in respect of any claim made pursuant to (x) Section 9.2(a)(i) (excluding the Exempt Representations and Warranties and for Losses and Expenses incurred as a result of fraud, for which claims may be made irrespective of the limitations set forth in this Section 9.3(a)) or (y) 9.2(b)(i) above, as applicable, only (i) in the event that the aggregate of all claims for Loss and Expense made by such party exceeds ***** ($87,846) (the “Basket”) in which event the indemnified party shall be entitled to recover all such Loss and Expense in excess of the Basket. Except with respect to Exempt Representations and Warranties and for Losses and Expenses incurred as a result of fraud, in no event shall Seller’s liability pursuant to Section 9.2(a)(i) exceed three million, five hundred thirteen thousand, eight hundred fifty-four dollars ($3,513,854).

     (b) Any Loss and Expense claimed by a party shall be net of any proceeds received by such party from any insurance policies with respect thereto.

     (c) Notwithstanding anything in this Agreement or in any Collateral Document, Seller will have no liability pursuant to this Section 9 or otherwise on account of incidental, indirect, consequential or punitive damages.

     (d) Seller will have no liability for indemnification in respect of any claims that relate to the passing of, or any change in, after the Closing Date, any Laws or any accounting policy, principle or practice or any change in Tax rates in effect on the Closing Date, even if any such changes have retroactive effect or require action at a future date;

     (e) To the extent Seller indemnifies any Buyer Indemnified Party for a third party claim, such Buyer Indemnified Party will assign to Seller, to the fullest extent allowable, its rights and causes of action with respect to such third party claim, or if assignment is not permissible, Seller will be allowed to pursue such third party claim in the name of such Buyer Indemnified Party at Seller’s expense. Seller will be entitled to retain for its own account all recoveries made as a result of any such action. The Buyer Indemnified Party will provide Seller with reasonable assistance (at Seller’s expense) in prosecuting such third party claim; and

     (f) Seller will not be required to indemnify any Buyer Indemnified Party with respect to any breach of this Agreement discovered after Closing if after Closing the applicable Buyer Indemnified Party or its representatives disclose to any Authority or Person the occurrence giving rise to such Buyer Indemnified Party’s indemnification claim unless such disclosure is required by applicable Law.

     9.4 Notice of Claims. A party entitled to indemnification pursuant to this Article 9 shall notify the indemnifying party promptly in writing, and in any event within ten (10) Business Days of the event or circumstance giving rise to such indemnification, describing such event or circumstance and the resulting Loss and Expense with reasonable particularity, containing a reference to the provisions of this Agreement giving rise to such party’s claim, and setting forth the amount of such Loss and Expense. The failure of the indemnified party to give reasonably prompt notice of any claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

     9.5 Defense of Third Party Claims. The indemnifying party shall have the right (but not the obligation) to conduct and control, through counsel of its own choosing, any third party Legal Action, but the indemnified party may, at its election, participate in the defense thereof at its sole cost and expense. After notice to the indemnified party from the indemnifying party of such third party Legal Action, the indemnifying party shall not be liable to the indemnified party under this Article 9 for any fees of other counsel or any other expenses with respect to the defense or investigation of such third party Legal Action, in each case subsequently incurred by the indemnified party in connection with the defense of such third party Legal Action unless and until the indemnifying party notifies the indemnified party in writing that it is electing to not assume the control of the defense of the third party Legal Action. The indemnifying party shall not compromise or settle any such Legal Action (i) without the prior written consent of the indemnified party, which consent shall not unreasonably be withheld, delayed or conditioned, or (ii) unless (A) the sole relief provided is monetary damages and (B) such compromise or settlement does not include any term or condition which would restrict in any manner the operations of the indemnified party. The indemnified and indemnifying parties shall cooperate in the defense or prosecution of any Legal Action covered by this Section 9.5. Such cooperation shall include access during normal business hours afforded to the indemnifying party to, and reasonable retention by the indemnified party of, records and information which are reasonably relevant to such third party Legal Action, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges.

     9.6 Adjustment to Purchase Price. To the extent permitted by applicable Law, Seller and Buyer will (and will cause their Affiliates to) treat any indemnification payment made or received under this Agreement as an adjustment to the Purchase Price.

ARTICLE 10
GENERAL PROVISIONS

     10.1 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any and all Laws under the uniform commercial codes as adopted in the states where the Assets are located relating to bulk transfer in connection with the sale of the Assets.

     10.2 Specific Performance; Other Rights and Remedies. Seller recognizes and agrees that the Assets are unique assets that cannot be readily be obtained on the open market and that Buyer will be irreparably injured if this Agreement is not specifically enforced. Therefore, in addition to, and not in lieu of, any other remedies that Buyer may elect to pursue, Buyer shall have the right to enforce specifically Seller’s performance under this Agreement, and Seller agrees to waive the defense in any such suit that Buyer has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. Notwithstanding anything to the contrary contained in this Agreement, the Escrow Agreement or otherwise, in the event of a termination of this Agreement by Seller pursuant to either (i) Section 8.1(c)(ii)(A) resulting from a failure by Buyer to satisfy the requirements of Section 7.3(a), (c), (d), (e) or (f) or (ii) Section 8.1(c)(ii)(B), Seller’s recourse to Buyer shall be limited to the amount of the Liquidated Damages Amount. Anything in this Agreement to the contrary notwithstanding, in the event of any dispute between the parties which results in a Legal Action, the prevailing party shall be entitled to receive from the non prevailing party reimbursement for reasonable legal fees and expenses incurred by such prevailing party in such Legal Action.

     10.3 Waivers; Amendments. Amendments to this Agreement may be made only with the consent in writing of the parties hereto. No delay on the part of either party at any time or times in the exercise of any right or remedy shall operate as a waiver thereof. The failure to insist upon the strict compliance with the provisions of any covenant, term, condition or other provision of this Agreement or to exercise any right or remedy thereunder shall not constitute a waiver of any such covenant, term, condition or other provisions thereof or default in connection therewith. The waiver of any covenant, term, condition or other provision thereof or default thereunder shall not affect or alter this Agreement in any other respect, and each and every covenant, term, condition or other provision of this Agreement shall, in such event, continue in full force and effect, except as so waived, and shall be operative with respect to any other then existing or subsequent default in connection therewith.

     10.4 Fees, Expenses and Other Payments. Seller and Buyer shall each pay one half of all applicable transfer Taxes. All other costs and expenses incurred in connection with any sales Taxes, recording or documentary Taxes, stamps or other charges levied by any Taxing Authority in connection with this Agreement and the consummation of the Transactions shall be borne by Buyer. The Hart-Scott-Rodino Act filing fees and expenses, if any, shall be shared equally between Seller and Buyer. All other costs and expenses incurred in connection with this Agreement and the consummation of the Transactions, including without limitation fees and disbursements of counsel, financial advisors and accountants incurred by the parties hereto, shall, unless otherwise provided herein, be borne solely and entirely by the party that has incurred such costs and expenses.

     10.5 Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be deemed to have been delivered (a) five (5) Business Days after being mailed by first-class or express mail, postage prepaid, (b) the next day when sent overnight by recognized courier service, (c) upon confirmation when sent by facsimile if sent before 5:00 p.m. (New York time) on a Business Day of the recipient, confirmed by mailing (by first class or express mail, postage prepaid, or by recognized courier service) written confirmation on the same day as such facsimile is sent, or (d) upon delivery when personally delivered to the receiving party (which if other than an individual shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as set forth below or to such other person(s), facsimile number(s) or address(es) as the party to receive any such communication or notice may have designated by written notice to the other party.

     (a) If to Buyer:

Global Tower, LLC
1801 Clint Moore Road, Suite 215
Boca Raton, FL 33487
Attention: Mr. Marc Ganzi, Chief Executive Officer
Facsimile No.: (561) 995-0321

with a copy to (which shall not constitute notice to Buyer):

Kleinbard, Bell & Brecker LLP
1900 Market Street / Suite 700
Philadelphia, Pennsylvania 19103
Attention: Michael A. Frattone, Esq.
Facsimile No.: (215) 568-0140

     (b) If to Seller:

c/o Dobson Communications Corporation
14201 Wireless Way
Oklahoma City, Oklahoma 73134
Attention: Ronald L. Ripley, Senior Corporate Counsel
Facsimile No.: (405) 529-8765

with a copy to (which shall not constitute notice to Seller):

Edwards & Angell, LLP
101 Federal Street
Boston, MA 02110
Attention: Bruce W. Raphael, Esq.
Facsimile No.: (617) 439-4170

     10.6 Severability. If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

     10.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one set of such counterparts.

     10.8 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     10.9 Governing Law. The validity, interpretation, construction and performance of this Agreement and the Collateral Documents shall be governed by, and construed in accordance with, the applicable Laws of the United States of America and the Laws of State of New York applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of Laws provision or rule that would cause the application of domestic substantive Laws of any other jurisdiction. In connection with any controversy arising out of or related to this Agreement or the Collateral Documents, Seller and Buyer hereby irrevocably consent to the jurisdiction of the United States District Court for the District of New York, if a basis for federal court jurisdiction is present, and, otherwise, in the state courts of the State of New York located in New York County. Seller and Buyer each irrevocably consents to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforementioned courts.

     10.10 Further Acts. Each party agrees that at any time, and from time to time, before and after the consummation of the transactions contemplated by this Agreement, it will do all such things and execute and deliver all such Collateral Documents and other assurances, as any other party or its counsel reasonably deems necessary or desirable in order to carry out the terms and conditions of this Agreement and the transactions contemplated hereby or to facilitate the enjoyment of any of the rights created hereby or to be created hereunder.

     10.11 Entire Agreement; Construction; No Implied Warranties. This Agreement (together with the Disclosure Schedule, the exhibits hereto and the other documents delivered or to be delivered in connection herewith) constitute the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and contemporaneous, arrangements, covenants, promises, conditions, undertakings, inducements, representations, warranties and negotiations, expressed or implied, oral or written, between the parties, with respect to the subject matter hereof, including without limitation any previously executed confidentiality agreement and/or letter of intent. Each of the parties is a sophisticated Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Each of the parties hereby acknowledges that (a) none of the parties has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (or such of the foregoing as are delivered at the Closing), (b) there are no representations, warranties or covenants or agreements by or on behalf of any party or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement and the Collateral Documents, and (c) the parties respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement and the Collateral Documents. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY COLLATERAL DOCUMENT, NONE OF THE PARTIES MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW

OR IN EQUITY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

     10.12 Assignment. This Agreement shall not be assignable (by operation of law or otherwise) by any party and any such assignment shall be null and void; provided, however, that (a) (i) Buyer may assign its rights and obligations hereunder to any Affiliate (provided that no such assignment shall relieve Buyer of its obligations hereunder), and (ii) Buyer may assign to its lenders Buyer’s right to receive indemnification payments pursuant to Section 9.1 hereof, and (b) Seller may assign its rights and obligations hereunder to any Person that acquires, directly or indirectly, all or substantially all of the Assets or equity interests of Seller.

     10.13 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise provided in Section 10.11.

     10.14 Non-Recourse to Seller’s Affiliates. The obligations of Seller to Buyer under this Agreement, the Collateral Documents and any related agreements, instruments, documents or certificates are non-recourse to Seller’s Affiliates and if Seller is in default hereunder or under the Collateral Documents or such other agreements, instruments, documents or certificates, Buyer, on behalf of itself and the other Buyer Indemnified Parties, hereby waives any right it or they may have to seek, and agrees that neither it nor any of the other Buyer Indemnified Parties shall have, any recourse to any of Seller’s Affiliates or their respective assets.

     10.15 Necessary Approvals, Consents and Waivers. Notwithstanding anything to the contrary contained in this Agreement, Seller is not obligated to sell, assign, transfer or convey to Buyer any of its rights and obligations in and to any Contract without first obtaining all necessary approvals, consents or waivers from third parties. To the extent any Required Consents have not been obtained by Seller as of the Closing and Buyer elects to proceed with the Closing, Seller shall, during the Cure Period: (i) use all commercially reasonable efforts to obtain the consent of any such third party; and (ii) cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Contract to Buyer so long as Buyer performs all obligations with respect to such Contract (and the payment of all expenses in connection therewith); provided, however, that none of Buyer or Seller shall be obligated to pay any consideration or other sums therefore (except for filing fees and other ordinary administrative charges and except as set forth above) to the third party from whom such approval, consent or waiver is requested.

     10.16 Dispute Resolution. Except as otherwise provided in Section 3.3:

     (a) The parties shall first attempt to resolve any claim, controversy or dispute, whether sounding in contract, statute, tort, fraud, misrepresentation or other legal theory, arising between the parties to this Agreement through amicable settlement discussions. In the event the parties are unable to settle such dispute within sixty (60) days after initiation of settlement discussions, either party may refer the matter for final resolution by arbitration as prescribed in this Section 10.16.

     (b) All controversies relating to this Agreement shall be settled by arbitration unless otherwise expressly provided to the contrary elsewhere in this Agreement. The arbitration proceedings shall be held in New York City, New York, and decided by one arbitrator selected by Buyer and Seller. If Buyer and Seller cannot mutually agree upon an arbitrator within five (5) days, then each shall select one arbitrator and those two arbitrators will select the arbitrator within ten (10) days. The arbitrator’s decision shall be governed by the Commercial Arbitration Rules of the American Arbitration Association, as they may exist at the time of the arbitration (excluding payment of all fees and expenses of the parties relating to the arbitration, including without limitation attorneys’ fees, and the costs and expenses of the arbitration proceeding, which fees and expenses shall be borne by the losing party in the arbitration unless otherwise required by the applicable state law), and otherwise in accordance with the governing law applicable pursuant to Section 10.8. A judgment upon the award rendered by the arbitration may be entered in any court of competent jurisdiction. All notices of judicial services in reference to arbitration or enforcement shall be deemed given if transmitted as required by the aforesaid rules, unless otherwise required by the governing law applicable pursuant to Section 10.8.

     IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

BUYER:

GLOBAL TOWER, LLC

By:

Name: Title:

SELLER:

AMERICAN CELLULAR CORPORATION

By:

Name: Title:

[Signature page to Equity Interest Purchase Agreement, dated as of March ___, _____, between
American Cellular Corporation and Global Tower, LLC]

APPENDIX A

DEFINITIONS

     Accepted Site(s) means any Defective Sites with respect to which Buyer has elected, pursuant to Section 6.8(a), to waive the Defect(s) relating to such Defective Sites and consent to the contribution of such Assets to Seller Sub.

     Affiliate, Affiliated shall mean, with respect to any Person, any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, other than, in the case of Seller, Seller Sub (unless explicitly noted to the contrary herein).

     Agreement shall mean this Equity Interest Purchase Agreement, including, unless the context otherwise specifically requires, this Appendix A, the Disclosure Schedule, and all exhibits hereto, and as any of the same may from time to time be supplemented, amended, modified or restated in the manner herein or therein provided.

     Apportionments shall have the meaning given to it in Section 3.3(a).

     Assets shall have the meaning given to it in Section 2.1.

     Assumed Liabilities shall have the meaning given to it in Section 2.3(a).

     Authority shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign, including without limitation the FCC and the FAA.

     Basket shall have the meaning given to it in Section 9.3(a).

     Business Day shall mean a day of the year on which banks are not required or authorized by Law to close in Oklahoma City, Oklahoma or Boca Raton, Florida.

     Buyer shall have the meaning given to it in the Recitals to this Agreement.

     Buyer Indemnified Parties shall have the meaning given to it in Section 9.2(a).

     Buyer Tower Cash Flow Notice shall have the meaning given to it in Section 6.8(d).

     Cash Flow Reports shall have the meaning given to it in Section 4.2(a).

     Casualty Claim shall have the meaning given to it in Section 6.14.

     Closing shall have the meaning given to it in Section 3.5.

     Closing Certificate shall have the meaning given to it in Section 3.3(c).

     Closing Date shall have the meaning given to it in Section 3.5.

     Code means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.

     Collateral Documents shall mean the Deposit Escrow Agreement, the Remedial Site Escrow Agreement, the Master Lease, the Transition Services Agreement and any other agreement, certificate, contract, instrument, notice, or other document delivered or required to be delivered pursuant to the provisions of this Agreement or any Collateral Document.

     Confidential Information means any and all information related to the business or businesses of Seller and its Affiliates other than information that which (i) has been or is obtained from a source independent of Seller that, to Buyer’s knowledge after due inquiry, is not subject to any confidentiality restriction, or (ii) is or becomes generally available to the public other than as a result of the unauthorized disclosure by Buyer or its Representatives.

     Confidentiality Agreement shall have the meaning given to it in Section 6.1(a).

     Contract or Contractual Obligation shall mean any agreement, arrangement, commitment, contract, covenant, instrument, lease, or license that is included in the Assets and is binding on Seller under applicable Law.

     Cure shall have the meaning given to it in Section 6.9.

     Cure Notice shall have the meaning given to it in Section 6.9.

     Cure Notice Response Period shall have the meaning given to it in Section 6.9.

     Cure Period shall have the meaning given to it in Section 6.9.

     Cured Site shall have the meaning given to it in Section 6.9.

     Defect shall mean, with respect to any Asset, the occurrence and continuation of any of the following, provided that Buyer has provided notice of the same in accordance with the provisions of Section 6.7:

     (a) Structural Matters. The existence of any structural defects in a Tower Structure that either makes commercially impracticable for Seller’s current use of the Tower Structure or is reasonably anticipated to cost in excess of ***** to Cure;

     (b) Environmental Assessments and Regulatory Matters. Any environmental condition or non-compliance with FAA or FCC requirements currently affecting a Tower

Structure that: (i) makes commercially impracticable Seller’s current use of the Tower Structure; or (ii) is reasonably anticipated to cost in excess of ***** to Cure;

     (c) Inspection of Title. With respect to any Tower Site: (i) any exceptions to title appearing on a title commitment for a Tower Site or any matters on a survey for a Tower Site which are not Permitted Liens, or (ii) any Lien that encumbers Sellers’ interest in the Tower Structure or Tower Site, other than Permitted Liens;

     (d) Site Leases. Any of the following conditions exists with respect to a Site Lease: (i) Seller fails to hold a valid leasehold interest under the applicable Site Lease; (ii) such Site Lease is not in full force and effect in all material respects; (iii) any Person other than Seller or sublessees, sublicensees or licensees under the Tower Leases are in actual possession of the premises occupied under the applicable Site Lease; or (iv) any material default on the part of the Seller exists under such Site Lease;

     (e) Tower Leases. With respect to any Tower Lease, such lease has expired and such lease does not expressly provide for a month-to-month tenancy following expiration, or any unexpired lease is not valid, binding or is in material default (including any monetary default greater than ninety (90) days);

     (f) Owned Site Rights. Seller fails to hold good, marketable and insurable title in and to an Owned Site;

     (g) Third Party Rights. Seller shall have failed to obtain any of the following with respect to a Tower Site or Tower Structure: (i) all Required Consents, (ii) waivers of rights of first refusal and/or non-disturbance agreements from all Persons holding a right of first refusal, and (iii) evidence of all terminations of Lien rights granted in favor of Seller’s creditors; or

     (h) Litigation. Any pending or threatened litigation with respect to any Tower Structure or Tower Site that: (i) makes commercially impracticable Seller’s current use of the Tower Structure or Tower Site; or (ii) is reasonably anticipated to result in Losses more than seven thousand five hundred dollars ($7,500) per Tower Structure or Tower Site, as the case may be.

     Defective Site shall mean a Tower Site or Tower Structure with a Defect.

     Defect Notice shall have the meaning given to it in Section 6.7.

     Deposit shall have the meaning given to it in Section 3.2.

     Deposit Escrow Agent shall have the meaning given to it in Section 3.2.

     Deposit Escrow Agreement shall have the meaning given to it in the Section 3.2.

     Disclosure Schedule shall mean the Disclosure Schedule dated as of the date hereof and heretofore delivered by Seller to Buyer, as such may be amended, supplemented or otherwise modified in accordance with the terms hereof.

     Due Diligence Items shall mean each of the following items relating to the Assets as such of the following items as are in Seller’s possession:

     (a) True, correct and complete copies of all structural analyses, engineering reports and condition reports for the Tower Structures;

     (b) True, correct and complete copies of all environmental reports and NEPA reports relating to the Tower Sites;

     (c) True, correct and complete copies of all Tower Leases and Site Leases;

     (d) True, correct and complete copies of the most recent surveys, title commitments, title policies or abstracts of title and corresponding legal opinions together with all copies of all documents and instruments (as recorded where applicable) referred to or identified in the title commitment, title policies or abstracts, including, but not limited to, all deeds and other conveyance documents evidencing transfer of title into Seller, lien instruments, leases, plats, reservations, restrictions and easements, and all curative documentation executed subsequent to the commitment, policy or abstract, including any non-disturbance agreements;

     (e) True, correct and complete copies of the most recent construction, engineering, architectural or other plans or drawings and related site plans, plats and approved drawings pertaining to the construction of the Tower Structures;

     (f) The most recent real property tax bill for each Tower Site;

     (g) The zoning permits, variances, building and other permits, which have been gained or for which Seller has made application;

     (h) Current tenant contact information;

     (i) the FCC and FAA applications, responses, approvals and registration numbers submitted or received for each Tower Structure;

     (j) True, correct and complete copies of any and all non-confidential documents related to the Assets contained in the Seller’s file for each Tower Site; and

     (k) Electronic versions, if any, of each of the items listed above.

     Effective Date shall have the meaning given to it in the Preamble.

     Entity shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, or any Authority.

     Environmental Law shall mean any Law relating to or otherwise imposing liability or standards of conduct concerning Laws relating to health, safety or emissions, discharges, releases or threatened releases of Hazardous Materials. Environmental Laws shall include without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Surface Mining Control and Reclamation Act of 1977 (30 U.S.C. Section 1201 et seq.), and any analogous federal, state, local or foreign Laws, and the rules and regulations promulgated thereunder all as from time to time in effect, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

     Environmental Permit shall mean any Governmental Authorization required by or pursuant to any Environmental Law with respect to the Owned Sites included in the Assets.

     Escrowed Funds shall have the meaning given to it in Section 3.2.

     Event shall mean the existence or occurrence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

     Excluded Assets shall have the meaning given to it in Section 2.2.

     Excluded Governmental Authorizations shall mean those Governmental Authorizations that are not transferable to Seller Sub, as well as those Governmental Authorizations that are needed by Seller in the operation of its businesses following the Closing and are accordingly retained by Seller as an Excluded Asset.

     Exempt Representations and Warranties means the representations and warranties contained in the following Sections: 4.1(a) (organization); 4.1(b) (authority); 4.3(a) (second sentence only, title to assets); 4.8 (broker or finder) and 4.15 (Seller Sub).

     FAA shall mean the Federal Aviation Administration and shall include any successor Authority.

     FCC shall mean the Federal Communications Commission and shall include any successor Authority.

     Governmental Authorizations shall mean all approvals, concessions, consents, franchises, licenses, permits, plans, registrations and other authorizations of all Authorities in connection with Seller’s ownership or operation of the Assets; provided, however, the Assets shall not include any FCC licenses or authorizations held by Seller other than FCC antenna structure registrations or similar tower related FCC applications.

     Hart-Scott-Rodino Act shall mean the Hart-Scott-Rodino Improvement Act of 1976, as from time to time in effect.

     Hazardous Materials shall mean and include any substance, material, waste, constituent, compound, chemical, natural or man-made element or force (in whatever state of matter): (a) the presence of which requires investigation or remediation under any Environmental Law; or (b) that is defined as a “hazardous waste” or “hazardous substance” under any Environmental Law; or (c) that is toxic, explosive, corrosive, etiologic, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any applicable Authority or subject to any Environmental Law; or (d) that contains polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon, lead, asbestos or asbestos-containing materials, or urea formaldehyde foam insulation.

     Independent Accountants shall have the meaning given to it in Section 3.3(c).

     Initial Purchase Price shall have the meaning given to it in Section 3.1.

     Interim Period shall have the meaning given to it in Section 6.8(c).

     Judgments shall mean any judgment, order, writ, injunction, decree or award of any Authority.

     Knowledge of Seller shall have the same meaning as Seller’s knowledge.

     Law shall mean any (a) administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, law, injunction, interpretation, judgment, final, nonappealable order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ of any Authority, domestic or foreign; or (b) arbitrator’s, mediator’s or referee’s final, nonappealable award, decision, finding or recommendation.

     Legal Action shall mean, with respect to any Person, any and all litigation, arbitrations, counterclaims, and proceedings before any Authority.

     Lien shall mean any of the following: mortgage; lien (statutory or other); or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, reservation or limitation, right of way, and the like); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; the filing of any financing statement under the Uniform Commercial Code or comparable Law; restriction on sale, transfer, assignment, disposition or other alienation; or any acquisition option.

     Liquidated Damages Amount shall mean two million, seven thousand, three hundred seventy-eight dollars ($2,007,378).

     Loss and Expense shall have the meaning given to it in Section 9.2(a).

     Master Lease shall have the meaning given to it in Section 7.2(c).

     Material Adverse Effect means a material adverse effect on the business, operations, results of operations, or financial condition of Seller or the Other Seller with respect to their ownership or operation of the Assets and the Other Assets, taken as a whole, except any such effect resulting from or arising in connection with (a) this Agreement, the Other Purchase Agreement, the Transactions or the Other Transactions or (b) changes or conditions (including without limitation changes in technology, Law, or regulatory or market environment) generally affecting the industry in which the owners or users of communications tower structures operate.

     Membership Interests shall have the meaning given to it in the Recitals to this Agreement.

     NOTAM means a “Notice to Airman” issued by the FAA.

     Ordinary Course of Business means the Seller’s usual and ordinary course of business consistent with past custom and practice relating to the Assets.

     Other Assets means the “Assets”, as such term is defined in the Other Purchase Agreement.

     Other Purchase Agreement means that certain Equity Interest Purchase Agreement, dated as of the date hereof, between Buyer and Dobson Cellular Systems, Inc.

     Other Seller means Dobson Cellular Systems, Inc., as seller under the Other Purchase Agreement.

     Other Transactions means the transactions contemplated to be consummated pursuant to the Other Purchase Agreement and the agreements, instruments and documents related thereto (other than this Agreement and the Collateral Documents).

     Owned Sites means the Tower Sites designated as Owned Sites in Section 4.3(a) of the Disclosure Schedule (excluding any Rejected Sites) for which a fee simple ownership is held by Seller.

     Permitted Liens shall mean (a) Liens for current taxes not yet due and payable or otherwise being disputed by Seller in good faith by appropriate proceedings and for which adequate reserves have been set aside on the books of Seller, but only so long as no foreclosure, distraint, sale of similar enforcement proceedings have been commenced with respect thereto, (b) worker’s, carrier’s and materialman’s liens not yet due and payable, (c) with respect to Tower Sites not owned by Seller, any Liens or other matters caused by or placed upon such real property by the owners or other lessees thereof, other than to secure obligations or liabilities of Seller, (d) easements, rights of way or similar grants of rights to a third party for access to or access across, over or beneath any real property or granted to any utility company or similar entity in connection with electricity, water, sewage, telephone, gas or similar services which do not materially interfere with the use of such property in the Ordinary Course of Business, (e) any Assumed Liabilities, and (f) all easements, restrictions, encroachments, imperfections of title, encumbrances and other matters of record, in addition to any so-called “standard title exceptions” which may appear in any title commitment or policy that do not materially interfere with the use of an Asset for its intended purpose.

     Person shall mean any natural individual or any Entity.

     Post-Closing Structural Defect shall have the meaning given to it in Section 6.7.

     Pro Ratable Taxes shall mean, with respect to the Assets, real estate and other property Taxes, ad valorem Taxes, gross receipts Taxes and similar Taxes, but shall not include federal, state or local income Taxes, franchise Taxes or other Taxes measured by or based upon income or gain on sale or other disposition of property or assets.

     Purchase Price shall have the meaning given to it in Section 3.1.

     Purchase Price Cash Flow Multiple shall mean the number *****.

     Rejected Sites shall mean either those Defective Sites that (i) will have Defects at Closing, and Seller reasonably concludes, after consultation with Buyer, that such Defects are unlikely to be cured within the Cure Period in accordance with Section 6.9 or (ii) Seller elects, in its sole discretion, to not attempt to cure in accordance with such Section 6.9. Any Rejected Site (as well as the pertinent Tower Related Assets) shall become an Excluded Asset and all liabilities relating thereto shall become Retained Liabilities.

     Remedial Site shall have the meaning given to it in Section 6.8(b).

     Remedial Site Amount shall mean, with respect to each Remedial Site, an amount equal to the product of (x) the Purchase Price Cash Flow Multiple, and (y) the amount set forth in Section 4.2(a) of the Disclosure Schedule in the column titled “Tower Cash Flow” for the applicable Remedial Site.

     Remedial Site Apportionments Estimate shall have the meaning given to it in Section 6.9.

     Remedial Site Escrow Agent shall have the meaning given to it in Section 3.2(b).

     Remedial Site Escrow Agreement shall have the meaning given to it in Section 3.3(d).

     Representatives shall have the meaning given to it in Section 6.1(a).

     Required Consents shall have the meaning given to it in Section 4.1(c).

     Response Period shall have the meaning given to it in Section 3.3(c).

     Retained Liability shall have the meaning given to it in Section 2.3(b).

     Seller shall have the meaning given to it in the Recitals to this Agreement.

     Seller’s Estimate shall have the meaning given to it in Section 3.3(b).

     Seller’s knowledge (or words of similar import) shall mean the actual knowledge, after reasonable investigation, of Thomas A. Coates, Vice President of Seller, Timothy J. Duffy, Senior Vice President and Chief Technical Officer, and Ronald L. Ripley, Senior Corporate Counsel, and John Blystone and the knowledge that each such officer would be expected to have or acquire by ordinary attentiveness to duty.

     Seller Sub shall have the meaning given to it in the Recitals to this Agreement.

     Site Leases means the ground leases, licenses or other right of use agreements pursuant to which Seller holds a leasehold estate, leasehold interest, or other real property interest, or uses or occupies a Tower Site (except for ground leases or licenses with respect to Rejected Sites).

     Special Warranty Deed shall mean a deed pursuant to which Seller warrants title as to Seller’s period of ownership only.

     Subsequent Conveyance Date shall have the meaning given to it in Section 3.3(d).

     Support Documents shall have the meaning given to it in Section 3.3(b).

     Tax and Taxes shall mean, with respect to any Person, all taxes (domestic or foreign), including without limitation any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amount imposed by any Taxing Authority.

     Tax Allocation Schedule shall have the meaning given to it in Section 3.4.

     Tax Return or Returns shall mean all returns required to be filed with any Taxing Authority with respect to Taxes.

     Taxing Authority shall mean any Authority responsible for the imposition of any Tax.

     Termination Date shall have the meaning given to it in Section 8.1.

     Third-Party Proposal shall have the meaning given to it in Section 6.13(a).

     Tower Cash Flow means, with respect to any Tower Structure, the difference of: (A) an amount equal to the product of twelve (12) times the monthly rent as of the Effective Date of each Tower Lease that is duly executed, valid, binding, not in default and the term of which has not expired, in each case as of the date hereof and without giving effect to any free rent provided for in any Tower Lease; provided, however, such amount (i) shall not include any security deposits, prepaid rents (unless taken into income by Buyer), refunds to tenants, sales, property, excise or similar taxes imposed by Governmental Authorities and collected from subtenants and pass through expenses collected from any tenants, (ii) shall not include the monthly rent for

Tower Leases for which the tenant thereunder is more than 90 days past due in the payment of rent, and (iii) shall include, in the case of prepaid rent, an apportioned amount of such prepaid rent attributable to such monthly period; minus (B) an amount equal to the product of twelve (12) times the sum of (i) the aggregate monthly amount of easement “rent” or ground rent as of the Effective Date (ii) an assumed monthly monitoring and utility expense of ***** (for those Tower Structures requiring monitoring under FAA Law), (iii) the monthly amount of real estate taxes and personal property taxes (or similar type taxes), or in the absence of a 2004 tax bill, an assumed monthly amount of *****, (iv) an assumed monthly insurance expense of twenty *****, and (v) an assumed monthly maintenance expense of *****.

     Tower Leases means the leases, licenses or other Contracts to which Seller is a party and which Seller grants a Person a leasehold estate, leasehold interest or the right to use or occupy space on the Tower Structures located on Tower Sites that are identified in Section 4.3(b) of the Disclosure Schedule (except for leases or other Contracts or rights with respect to Rejected Sites).

     Tower Related Assets shall mean (i) the Tower Leases and security deposits (if any) from tenants under the Tower Leases, (ii) the Site Leases, (iii) all of Seller’s rights to any casualty insurance proceeds payable after the execution of this Agreement and with respect to events occurring prior to the Closing with regard to the Assets (but only to the extent the casualty to which the proceeds relate has not been repaired or restored by Seller at its cost prior to the Closing and Buyer has designated the applicable site as an Accepted Site), (iv) copies of, or extracts from, all current, non-confidential files and records of Seller to the extent that such files or records contain information related to the design, construction, maintenance, ownership, or leasing of the Assets, (v) all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Tower Sites, including all access easements appurtenant to and for the benefit of any Tower Site for, and as the primary means of, access between the Tower Site and a public right of way, or for any other use upon which lawful use of the Tower Site for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets, (vi) all tenant applications for Tower Leases that are pending as of Closing and maintenance contracts related to the Assets, (vii) claims for any Tax refunds but only to the extent that such claims relate to the operation of the Assets following the Closing; and (viii) all rights to any warranties held by Seller or any of its Affiliates with respect to the Tower Sites, including without limitation the related Tower Structures.

     Tower Sites shall mean the tracts of real property, either owned or leased, on which the Tower Structures are located.

     Tower Structures shall mean communications tower structures and improvements (including buildings) situated at the Tower Sites that are identified in Sections 4.3(a) and 4.3(b) of the Disclosure Schedule (excluding any Rejected Sites and, pending cure of the pertinent Defect(s) in accordance with Section 6.9, Remedial Sites), and owned by Seller, and all of Seller’s right, title and interest therein or appurtenant thereto, including rights to all attached tower lighting equipment; AM detuning systems; grounding systems (including tower foundations); storage, equipment shelters (including foundations) or other buildings exclusively for use by third party tenants; temporary or portable on-site buildings that include shared equipment; and physical improvements on each Tower Site, including without limitation fencing; provided, however, that such term does not include any Excluded Assets or any equipment, property or other assets placed upon the Tower Structures or Tower Sites by third parties pursuant to Tower Leases or other Contracts.

     Transactions shall mean the transactions contemplated to be consummated by this Agreement and the Collateral Documents.

     Transition Services Agreement shall have the meaning set forth in Section 6.16.

     Updates shall have the meaning set forth in Section 6.11.